UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Ferro Corporation

(Name of Registrant as Specified In Its Charter)

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FERRO CORPORATION
100O LAKESIDE AVENUE
CLEVELAND, OHIO 44114-1147 USA
TELEPHONE: (216) 641-8580
FACSIMILE: (216) 875-7266
WEBSITE: www.ferro.com
October 3, 2006
Dear Shareholder:
     I cordially invite you to attend the 2006 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, November 3, 2006. The meeting will be held at Ferro’s headquarters located at 1000 Lakeside Avenue, Cleveland, Ohio, and will begin at 8:00 a.m. (Cleveland time).
     At the 2006 Annual Meeting, which was delayed until the filing of the Company’s 2005 financial statements, shareholders will vote on the election of three Directors, the approval of the 2006 Long-Term Incentive Plan and an amendment to Ferro’s Code of Regulations. The following Proxy Statement contains information about the Directors standing for election, the Directors who will continue in office after the Annual Meeting, the 2006 Long-Term Incentive Plan, the proposed amendment to the Code of Regulations, a description of our corporate governance practices and other relevant information about our Company and the Annual Meeting.
     Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.
     I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
President and
Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?
     The Board of Directors of Ferro is soliciting your proxy in connection with our Annual Meeting of Shareholders.
Where and when will the meeting be held?
     This year’s meeting will be held on Friday, November 3, 2006, at our headquarters at 1000 Lakeside Avenue in Cleveland, Ohio. The meeting will begin at 8:00 a.m. (Cleveland time).
What will be voted on at the meeting?
     At the meeting, shareholders will vote on the following three items:
(1)	Election of three Directors for terms ending in 2009,

(2)	Approval of the 2006 Long-Term Incentive Plan, and

(3)	Amendment of Ferro’s Code of Regulations to permit notice of shareholder meetings via electronic communication.
What if I wish to attend the meeting?
     If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist us with meeting preparations and enable us to expedite your admission to the meeting.
Who is entitled to vote at the meeting?
     The record date for this meeting is Thursday, September 28, 2006. On that date, we had 42,758,302 shares of Common Stock (which have a par value of $1.00 per share) and 380,159 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)
How do I vote?
     You may cast your votes in person at the meeting or by any one of the following ways:
     By Telephone: You may call the toll-free number (1–888-693-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.
     Over the Internet: You may visit the website (www.cesvote.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.
     By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.
What if I change my mind before the meeting?
     If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

PROXY STATEMENT
ITEM ONE: ELECTION OF DIRECTORS
ITEM TWO: APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN
ITEM THREE: AMENDMENT OF THE COMPANY’S CODE OF REGULATIONS
CORPORATE GOVERNANCE
INFORMATION CONCERNING EXECUTIVE OFFICERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SHAREHOLDINGS
COMPARATIVE PERFORMANCE OF SHAREHOLDER RETURNS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
SHAREHOLDER VOTING
MISCELLANEOUS
Appendix A
Appendix B
Appendix C

PROXY STATEMENT
     This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation in connection with the Annual Meeting of Shareholders to be held on Friday, November 3, 2006, at Ferro’s headquarters at 1000 Lakeside Avenue, Cleveland, Ohio, at 8:00 a.m. (Cleveland time).
ITEM ONE: ELECTION OF DIRECTORS
     At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2009. Our Board has nine Directors divided into three classes with each class having a minimum of three directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about our Directors (both the nominees for re-election and the Directors whose terms will not expire at this meeting).
Nominees for Election at this Annual Meeting
     The current terms of office of Dr. Jennie S. Hwang and James F. Kirsch will expire on the day of this Annual Meeting (as soon as they or their successors are elected). Due to the resignation of a Director during 2005, a vacancy exists in the class of Directors whose terms expire in 2006. The Board has nominated Mr. Sharp, who was elected to a term originally expiring in 2007, to fill such vacancy. The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information* about these three Directors:
JENNIE S. HWANG, Ph.D.

Age:	59

First Became a Ferro Director:	2001

Current Term Expires:	This Annual Meeting

Common Shares Owned:	11,670 Shares

Common Shares Under Option:	13,000 Shares

Committee Assignments:	Audit Committee Technology Strategy Committee
Biographical Information:
Dr. Hwang has over 25 years of experience in the chemical coating, materials and electronics industries through her management and/or ownership of businesses. Since 1994, she has served as the President of H-Technologies Group, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang was also the CEO of International Electronic Materials Corporation, a manufacturing company she founded, which was later acquired. Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp., and The Sherwin-Williams Company.
Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of 300 publications and several internationally used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and is a board member of Second Bancorp, Inc. (a bank holding company), Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University.

*	For each of the Directors, the number of shares reported as “Common Shares Owned” are as of September 14, 2006, and include shares that the Director owns beneficially, but not of record, including deferred shares. (An individual is deemed to be the beneficial owner of shares over which he or she exercises or shares voting power or investment power.) The number of shares reported as “Common Shares Under Option” include shares that may be acquired by the Director as of November 27, 2006, pursuant to exercisable stock options.

JAMES F. KIRSCH

Age:	49

First Became a Ferro Director:	2005

Current Term Expires:	This Annual Meeting

Common Shares Owned:	108,500 Shares

Common Shares Under Option:	62,500 Shares
Biographical Information:
Mr. Kirsch was appointed Chief Executive Officer and a Director following the unexpected death of Hector R. Ortino, the Company’s Chairman and Chief Executive Officer, in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.
Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.
Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.
WILLIAM J. SHARP

Age:	64

First Became a Ferro Director:	1998

Current Term Expires:	2007

Common Shares Owned:	20,808 Shares

Common Shares Under Option:	23,000 Shares

Committee Assignments:	Audit Committee Governance, Nomination & Compensation Committee Finance Committee
Biographical Information:
Mr. Sharp serves as a consultant to various private equity groups. In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.
Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996. Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier).
     Dr. Hwang, Mr. Kirsch and Mr. Sharp have agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board or there will be a vacancy available to be filled by the Board.
Vote Required
     The three nominees who receive the greatest number of votes cast for the election of Directors at the 2006 Annual Meeting by the shares present, in person or by proxy, and entitled to vote, will be elected Directors.
Board Recommendation
     The Board recommends that you vote FOR the election of Dr. Hwang, Mr. Kirsch and Mr. Sharp. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
     If the election of Directors is by cumulative voting (see page 36 below), however, the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

Directors Continuing in Office
     The following are the Directors who will continue in office after the Annual Meeting:
MICHAEL H. BULKIN

Age:	68

First Became a Ferro Director:	1998

Current Term Expires:	2007

Common Shares Owned:	26,626 Shares

Common Shares Under Option:	23,000 Shares

Committee Assignments:	Governance, Nomination & Compensation Committee (Chair) Technology Strategy Committee
Biographical Information:
Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.
Mr. Bulkin also serves as a director of Bunge Limited (a global food and agribusiness company operating in the farm-to-consumer food chain).
SANDRA AUSTIN CRAYTON

Age:	58

First Became a Ferro Director:	1994

Current Term Expires:	2008

Common Shares Owned:	12,533 Shares

Common Shares Under Option:	26,750 Shares

Committee Assignments:	Technology Strategy Committee (Chair)
Finance Committee
Biographical Information:
Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and CEO of PhyServ, LLC, a health care billing, collections, receivables and information company.
Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and CEO of PhyServ LLC and retired from that position on June 1, 2001, when the company was sold.
Ms. Crayton also serves as a director of NCCI Holdings, Inc. (a workers’ compensation database management firm).

WILLIAM B. LAWRENCE

Age:	62

First Became a Ferro Director:	1999

Current Term Expires:	2008

Common Shares Owned:	8,131 Shares

Common Shares Under Option:	18,000 Shares

Committee Assignments:	Audit Committee (Chair) Governance, Nomination & Compensation Committee
Biographical Information:
Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.
Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.
Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).
MICHAEL F. MEE

Age:	64

First Became a Ferro Director:	2001

Current Term Expires:	2007

Common Shares Owned:	13,605 Shares

Common Shares Under Option:	15,500 Shares

Committee Assignments:	Finance Committee (Chair) Governance, Nomination & Compensation Committee
Biographical Information:
At the time of his retirement in March 2001, Mr. Mee served as Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company.
Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer and later assumed additional responsibility for Corporate Development and Global Business Services. In 1999, he was made Executive Vice President and became a member of the Office of the Chairman in 2000.
Before joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990, Mr. Mee had positions of increasing responsibility with Norton Company, Monsanto Company and Chrysler Corporation. Mr. Mee also serves as a director of Lincoln National Corporation (an insurance and financial services company).

DENNIS W. SULLIVAN

Age:	67

First Became a Ferro Director:	1992

Current Term Expires:	2008

Common Shares Owned:	29,916 Shares

Common Shares Under Option:	26,750 Shares

Committee Assignments:	Audit Committee Technology Strategy Committee
Biographical Information:
Mr. Sullivan retired as Executive Vice President of Parker Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, on December 31, 2003. Mr. Sullivan began his career with Parker in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker in 1981.
ALBERTO WEISSER

Age:	51

First Became a Ferro Director:	2000

Current Term Expires:	2007

Common Shares Owned:	13,836 Shares

Common Shares Under Option:	15,500 Shares

Committee Assignments:	Audit Committee Finance Committee
Biographical Information:
Mr. Weisser is Chairman and Chief Executive Officer of Bunge Limited, a global food and agribusiness company operating in the farm-to-consumer food chain.
Mr. Weisser joined Bunge as Chief Financial Officer in July 1993. In 1999, he was appointed Chief Executive Officer and then Chairman later that year. He has served as a member of the Bunge Board of Directors since May 1997. Before joining Bunge, Mr. Weisser served in various finance-related positions for the BASF Group for 15 years in Germany, the United States, Mexico and Brazil.
Mr. Weisser is also a member of Rabobank’s North American Agribusiness Advisory Board. Mr. Weisser is also a member of the Board of Directors of International Paper Company.

Board Meetings and Attendance
     During 2005, the Board of Directors met 11 times, the Audit Committee met 26 times, the Finance Committee met five times, the Governance, Nominating & Compensation Committee met twice, and the Technology Strategy Committee met once. During 2005, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.
     Although we do not have a formal policy with respect to Director attendance at the Annual Meeting of Shareholders, the Directors are encouraged to attend. All of our Directors attended the 2005 Annual Meeting held in April 2006, except one Director who was unable to attend due to a family illness.
Director Compensation
     Each Director (other than Directors who are Company employees) is paid an annual fee of $30,000 and an attendance fee of $1,500 per day for meetings of the Board and $1,000 for committee meetings. The Chairs of the Audit Committee and the Governance, Nomination & Compensation Committee are paid an additional annual fee of $20,000 each, and the Chairs of the Finance and Technology Strategy Committees are paid an additional fee of $4,000 each. In addition, in each of 2004 and 2005, Ferro granted each Director (other than Mr. Kirsch and the Company’s former Chairman & Chief Executive Officer, Hector R. Ortino) an option to purchase 7,000 shares of Common Stock under the 2003 Long-Term Incentive Compensation Plan.
     Directors may defer their fees into a Ferro Common Stock account. Amounts so deferred are invested in shares of Ferro Common Stock and dividends on those shares are reinvested in additional shares of Ferro Common Stock. Ferro distributes the shares credited to a Director’s deferred account after he or she ceases to be a director.
     Director fees and other compensation for 2005 were as follows:

				Stock	Non-Stock
	Total	Fees	Fees Paid	Option	Incentive	All Other
Name	Fees	Deferred	in Cash	Awards	Compensation	Compensation

Michael H. Bulkin	$68,500	$68,500	$0	7,000	0	0
Sandra Austin Crayton	53,000	0	53,000	7,000	0	0
Jennie S. Hwang	75,000	75,000	0	7,000	0	0
James F. Kirsch (1) (2)	0	0	0	0	0	0
William B. Lawrence	93,500	0	93,500	7,000	0	0
Michael F. Mee	57,500	57,500	0	7,000	0	0
Hector R. Ortino (1) (2)	0	0	0	0	0	0
William J. Sharp	77,000	77,000	0	7,000	0	0
Dennis W. Sullivan	74,000	74,000	0	7,000	0	0
Padmasree Warrior (3)	21,500	0	21,500	7,000	0	0
Alberto Weisser	64,000	64,000	0	7,000	0	0

(1)	Neither Mr. Ortino nor Mr. Kirsch were paid any fees for their service as Directors because they were employees of the Company.

(2)	Mr. Ortino died on November 28, 2005, and was succeeded on the Board by Mr. Kirsch.

(3)	Ms. Warrior resigned as a Director on June 23, 2005, due to the time commitment required by her other professional responsibilities.

ITEM TWO: APPROVAL OF THE 2006
LONG-TERM INCENTIVE PLAN
General
     The 2006 Long-Term Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on September 28, 2006, subject to approval by the Company’s shareholders. The description herein is a summary of the Plan and is subject to and qualified by the complete text of the Plan, which is included as Appendix A.
     The Directors are seeking shareholder approval of the Plan so that the shares reserved for issuance under the Plan may be listed on the New York Stock Exchange. Pursuant to the rules of the exchange, the Company may grant options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and compensation attributable to equity-based awards may qualify as performance-based compensation, which would exempt such grants from the limits on the deductibility contained in the Omnibus Budget Reconciliation Act of 1993 (the “OBRA”) for Federal income tax purposes of certain corporate payments to executive officers.*
Description of the Plan
     Purpose. The purpose of the Plan is to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high quality key employees and Directors and aligning their interests with those of its shareholders.
     Plan Administration. The Plan will be administered by the Governance, Nomination & Compensation Committee or such other committee of independent Directors as the Board may from time to time designate. The Committee will have such additional authority as the Board determines from time to time is necessary or desirable in order to further the purposes of the Plan.
     Awards to Participants. The Committee will be responsible for selecting the employees and Directors who will participate in the Plan, determining the types and number of Awards to be made to each participant, and determining the terms, conditions and limitations applicable to each award. The Committee may delegate authority to the Chief Executive Officer for Awards to employees who are not executive officers.
     Types of Awards. The Plan will authorize several different types of long-term incentives, including the following:
O	Stock Options. Stock options entitle a participant to purchase shares of Common Stock at a fixed price over a pre-established period of time. The Plan will authorize the award of both incentive stock options and nonstatutory stock options as the Committee determines. Incentive stock options may be granted only to employees of Ferro and subsidiary corporations that are at least 50% owned, directly or indirectly, by Ferro. The exercise price of stock options will not be less than the per share fair market value of Common Stock on the date the option is granted and thereafter the

*	OBRA amended the Internal Revenue Code to limit to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of a public company. The OBRA deduction limit, however, does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Compensation attributable to a stock option is deemed to satisfy the requirement that compensation be paid on account of the attainment of one or more performance goals, if (1) the grant is made by a committee of directors, which meets certain criteria, (2) the plan under which the option is granted states a maximum number of options that may be granted to any individual during a specified period of time and (3) the amount of compensation the individual could receive is based solely on the increase in the value of the common shares after the date of grant. The Company has structured the Plan to meet the performance-based compensation requirement in order to preserve the full deductibility of all compensation paid under the Plan to the extent practicable.

option price may not be changed. No stock option will be exercisable more than ten years after it is granted. “Fair market value” means the closing price of the Common Stock on the New York Stock Exchange.

O	Stock Appreciation Rights. A stock appreciation right entitles a participant to receive a payment, in cash or Common Stock, as determined by the Committee, equal to the excess of the fair market value, on the date of exercise or surrender, of the number of shares of Common Stock covered by such exercise or surrender over the stock appreciation right exercise price (which may not be less than the fair market value on the date of grant) of a stated number of shares of Common Stock. Once granted, the initial value of a stock appreciation right may not be changed so as to increase its value. Stock appreciation rights must be exercised within ten years of the date of grant.

O	Restricted Shares. Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. With respect to Awards of restricted shares that vest based solely on the lapse of time, the aggregate Award may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. With respect to Awards of restricted shares that vest based on performance criteria, the restriction period applicable to restricted shares may not be less than 12 months.

O	Performance Shares. Performance shares are represented either by forfeitable shares of Common Stock issued at the time of grant or by phantom performance shares. Performance shares will be earned upon satisfaction of pre-established performance targets over a performance period (usually three years) established by the Committee. At the end of the applicable performance period, the performance shares will be converted into Common Stock, cash, or a combination of Common Stock and cash, or forfeited, based on whether and to what extent the pre-established performance targets have been achieved. Performance targets may be established based upon various financial and stock performance measures established by the Committee.

O	Other Common Stock Based Awards. The Committee is authorized to make Awards in the form of Common Stock, phantom common stock units, deferred common stock or units or other awards valued in whole or in part by reference to, or otherwise based upon, Common Stock.

O	Dividend Equivalent Rights. The Committee may grant Awards in the form of dividend equivalent rights. Dividend equivalent rights entitle the participant to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the dividends equivalent right (or other Award to which it relates) if such shares had been issued to and held by the participant. A dividend equivalent right may be granted hereunder to any participant as a component of another Award or as a freestanding award, with such terms and conditions as set forth by the Committee.
     Shares Subject to the Plan. The shares of Common Stock to be issued under the Plan may be either authorized but unissued shares or previously issued shares reacquired by Ferro and held as treasury shares. Subject to allowed adjustments upon changes in capitalization, the number of shares of Common Stock reserved for Awards under the Plan will be 3,000,000 shares. Shares of Common Stock subject to any Award that is forfeited or otherwise terminated without the issuance of shares or payment of consideration in lieu of shares, will again be available for grant under the Plan (other than Stock Appreciation Rights). With respect to Stock Appreciation Rights settled in shares of Common Stock, the aggregate number of shares subject to the Stock Appreciation Right shall be counted against the number of shares for issuance under this Plan regardless of the number of shares of Common Stock issued upon settlement. Shares of Common Stock tendered by Participants as full or partial payment to Ferro upon exercise of Options or other Awards or to satisfy a Participant’s tax withholding obligations will not increase the shares of Common Stock available for Awards under the Plan.

     Limitations. The Plan contains certain limitations on Awards, including the following:
O	No more than 300,000 shares of Common Stock will be available for issuance with respect to incentive stock options,

O	No more than 1,000,000 shares of Common Stock will be available for issuance with respect to restricted shares, performance shares, or Common Stock Awards, and

O	No more than 500,000 shares of Common Stock will be the subject of awards granted to any single participant during any 12-month period.
     Assignment and Transfer. Generally awards may not be transferred by a participant except by will or the laws of descent and distribution. The Committee may authorize transfer of awards to a participant’s family members, trusts for the exclusive benefit of such family members, or entities in which the participant and such family members are the only owners or members, so long as such transfer is for no consideration.
     Change of Control. The Plan has special provisions concerning a “Change in Control” of Ferro. Those special provisions include the following:
O	All stock options and stock appreciation rights will become fully vested and exercisable,

O	All restrictions and conditions with respect to all awards of restricted shares will be deemed fully released or satisfied, except as set forth below,

O	All previously established performance targets for performance shares will be deemed to have been met at 100% of the award level, and

O	During a restriction period or during a performance period, participants will be entitled to receive a pro rata portion of the award that would have been distributed to them at the end of the applicable restriction period or performance period.
     In connection with a Change of Control, Ferro may make payments to participants in cash for the value of all outstanding awards to the extent vested based upon the higher of (i) the closing price on the date of the Change of Control or (ii) the highest price actually paid in connection with the Change of Control.
     Amendment or Termination. The Board of Directors will have the power to amend, modify or terminate the Plan under certain circumstances. The Board will not have the power to change an option price nor the initial value of a stock appreciation right.
     Federal Income Tax Consequences. Ferro believes generally that awards under the Plan will have the following consequences under current U.S. Federal income tax laws:
O	Incentive Stock Options. A participant will not recognize any taxable income on grant or exercise of an incentive stock option. The exercise of an incentive stock option may, however, result in the imposition of the alternative minimum tax. Ferro is not entitled to a deduction on grant or exercise of an incentive stock option unless the participant disposes of the shares within 12 months after exercise.

O	Other Awards. A participant will not recognize any taxable income on grant of non-statutory stock options, stock appreciation rights, restricted shares or performance shares. On exercise of non-statutory stock options or stock appreciation rights, on expiration of a restriction period for restricted shares, or on expiration of a performance period for performance shares, the participant will recognize compensation income and Ferro will be entitled to a deduction equal to the value of the Common Stock or cash the participant receives (minus, in the case of a non-statutory stock option, the option exercise price paid by the participant).
     Effective Date and Term of Plan. The Plan was adopted by the Board as of September 28, 2006, subject to approval by the shareholders at this Annual Meeting. No new awards may be made under the Plan after December 31, 2016.

     Status of Grants Under Prior Plans. If the Plan is approved, no further grants may be made under Ferro’s 2003 Long-Term Incentive Compensation Plan. Outstanding options and performance shares shall not be affected by shareholder approval of this Plan.
Equity Compensation Plan Information
     The following table sets forth information as of December 31, 2005, regarding the number of shares issued and available for issuance under Ferro’s equity compensation plans.

	Number of Shares to	Weighted Average	Number of Shares
	Be Issued on Exercise	Exercise Price of	Remaining Available for
	of	Outstanding	Future Issuance Under
	Outstanding Options,	Options, and Other	Equity Compensation
Equity Compensation Plan	and Other Awards	Awards	Plans (1)

Approved by Ferro Shareholders (2)	4,752,900 Shares	$22.19	914,225 Shares (4)
Not Approved by Ferro Shareholders (3)	134,830 Shares	$24.96	0 Shares

Total	4,887,730 Shares	$22.23 (5)	914,225 Shares

(1)	Excludes shares listed in the second column.

(2)	Includes options issued under the Company’s 2003 Long-Term Incentive Compensation Plan.

(3)	Includes options granted in excess of 100,000 shares to the Chief Executive Officer and phantom units issued under the Company’s Executive Employee Deferred Compensation Plan and Supplemental Executive Defined Contribution Plan.

(4)	As indicated in the summary of the 2006 Long-Term Incentive Plan, no further grants of these shares will be offered if the Plan is approved.

(5)	Weighted-average exercise price of outstanding options; excludes phantom units.
     Set forth below is a description of the material features of each plan that were not approved by Ferro shareholders:
O	Stock Options. On February 11, 2002, and February 9, 2001, respectively, the Board granted Mr. Ortino 155,000 and 122,000 options to purchase shares. Of this amount, options for 100,000 shares each year were granted under the 1985 Employee Stock Option Plan approved by shareholders and the remaining options were approved and granted by the Board from available treasury shares. The options granted in 2002 have an exercise price of $25.50 and the options granted in 2001 have an exercise price of $23.60. Both grants have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date.

O	Executive Employee Deferred Compensation Plan. The Executive Employee Deferred Compensation Plan allows participants to defer up to 75% of annual base salary and up to 100% of incentive cash bonus awards and cash performance share payouts. Participants may elect to have all or a portion of their deferred compensation accounts deemed to be invested in shares of Ferro Common Stock, and credited with hypothetical appreciation, depreciation, and dividends. When distributions are made from this Plan in respect of such shares, the distributions are made in actual shares of Ferro Common Stock.

O	Supplemental Executive Defined Contribution Plan. The Supplemental Executive Defined Contribution Plan allows participants to be credited annually with matching and basic pension contributions that they would have received under the Company’s 401(k) plan except for the applicable IRS limitations on compensation and contributions. Contributions vest at 20% for each year of service, are deemed invested in Ferro Common Stock and earn dividends. Distributions are made in Ferro Common Stock or in cash.

     As of August 31, 2006, 42,747,117 shares of Company stock were outstanding, 214,653 shares were available for future equity awards under all equity compensation plans, and 214,653 shares were available for future awards under the 2003 Long-Term Incentive Compensation Plan.* Thus, as of August 31, 2006, our fully diluted overhang was 11.8% and our simple overhang was 12.1%. If the 3,000,000 shares under the 2006 Long-Term Incentive Plan for which shareholder approval is requested were available for grant as of August 31, 2006, our fully diluted overhang would have increased to 16.5% and our simple overhang to 16.8%. For fiscal years 2005, 2004, and 2003, our burn rate, i.e., shares used for equity compensation awards during the year divided by shares outstanding as of the beginning of the year, was 2.2%, 2.1%, and 1.4%, respectively.
     The Company currently awards performance shares to employees. Employees are awarded a target number of shares which are included in the “Number of Shares to be Issued on Exercise of Outstanding Options and Other Awards” in the table on page 11. At the end of the applicable performance period (usually three years), a payout is made based on the achievement of pre-established performance targets. Payouts under the Plan are settled one-half in shares of Common Stock and one-half in cash. Consequently, the number of shares of Common Stock actually issued in connection with an award of performance shares is less than the initial award. The following table sets forth the aggregate award and payout information for the Company’s performance share plan paid in 2003, 2004 and 2005.

	2000-2002 Plan	2001-2003 Plan	2002-2004 Plan
	Paid in 2003	Paid in 2004	Paid in 2005

Awards	144,800	144,000	145,450
Total Forfeitures	(10,000)	(36,500)	(36,700)
Shares Remaining Before Payout	134,800	107,500	108,750
Cancellation of Plans	(79,671)	(70,438)	(84,918)
Shares Paid Out	55,129	37,062	23,832
Vote Required
     The affirmative vote of a majority of the votes present and entitled to vote is required for the approval of the Plan. Approval of the Plan also requires that the holders of a majority of the shares entitled to vote (as determined in accordance with the rules of the New York Stock Exchange) cast a vote whether in favor, against or in abstention. If you abstain from voting on this proposal, it will have the same effect as a vote “against” this proposal. However, if your shares are held in a brokerage account and you do not instruct your broker to vote, your vote will be counted neither as a vote “for” nor a vote “against” this proposal because such votes are not considered cast on the matter. (A broker who holds “street name” shares cannot vote in its discretion on approval of the Plan.)
Board Recommendation
     The Board recommends that you vote FOR approval of the 2006 Long-Term Incentive Plan. Unless you instruct otherwise on your proxy card or telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

*	On August 31, 2006, 5,206,855 shares of the Company’s common stock were issuable upon exercise of outstanding options (with a weighted-average exercise price of $22.24 per share and a weighted-average remaining contractual life of 5.6 years), and 221,600 shares of Company common stock were potentially issuable under the performance share plan based upon performance attainments and the related cash payment in lieu of common stock.

ITEM THREE: AMENDMENT OF THE COMPANY’S CODE OF REGULATIONS
     The Board has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Code of Regulations to allow the Company to notify shareholders of the time, place and purposes of each meeting of shareholders by electronic or other means of communication authorized by the shareholder. The Board of Directors recommends that shareholders approve the amendment.
     The full text of Section 3 of Article I of the Code of Regulations reflecting this amendment is attached to this proxy statement as Appendix B. The following description of the amendment is qualified in its entirety by reference to Appendix B.
The Proposed Amendment
     Section 3 of Article I of the Company’s Code of Regulations currently requires the Company to issue written notices to shareholders of record by personal delivery or by mail, setting forth the time, place and purposes of each shareholder meeting. This provision requires written notices even if the shareholder has consented in advance to receive notices and other materials from the Company by e-mail or some other means of communication.
     The current requirements were consistent with Ohio law when they were enacted. However, given recent developments in Ohio corporate law and advances in the area of electronic communication, the Board believes that the requirement that delivery of notice be by personal delivery or by mail is no longer necessary or justified if a shareholder wishes to receive notices electronically.
     Ohio law now permits the Company to adopt alternative methods of providing to shareholders of record notices regarding the time, place and purposes of shareholder meetings by any means other than personal delivery or mail which is authorized by the shareholder to whom the notice is given. Accordingly, the proposed amendment to Section 3 of Article I of the Code of Regulations would allow the Company, if authorized by the shareholder in advance, to send notices of shareholder meetings to such shareholder by alternative means of communication, such as e-mail. The proposed amendment would also enable the Company to take advantage of recent changes in the law that now permit the use of electronic delivery of proxy statements and annual reports to shareholders.
     Shareholders would not be compelled to receive such notices by e-mail or other electronic means if they wished not to. Rather, electronic communication would be used only if authorized in advance by the individual shareholder, as required by Ohio law, and a shareholder will have the right to revoke the authorization at any time. In addition, if the Company were unsuccessful in two consecutive attempts to deliver a notice electronically to a shareholder and has received notice that delivery was unsuccessful, the shareholder’s authorization would be deemed revoked under Ohio law.
Vote Required
     The affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company is required for approval of the amendment to the Company’s Code of Regulations. Abstentions and broker non-votes will have the same effect as votes against the proposal.
Board Recommendation
     The Board recommends that you vote FOR this amendment to the Company’s Code of Regulations. Unless you instruct otherwise on your proxy card or telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

CORPORATE GOVERNANCE
     Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company.
     Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Company’s governance may be found at our website: www.ferro.com.
Corporate Governance Principles
     The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on Ferro’s website, are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.
Director Independence
     The Board has also adopted formal Guidelines for Determining Director Independence, a copy of which is attached to this Proxy Statement as Appendix C. The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than the Chief Executive Officer, qualify as “independent” under such standards.
Board Committees
     The Board has four committees as follows:
O	Audit Committee
     The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, Ferro’s compliance with legal and regulatory requirements relating to its financial reports (including the annual Audit Committee report as required by the Securities Exchange Act of 1934), Ferro’s external independent auditors’ qualifications, independence, and performance, the performance of Ferro’s internal audit and risk management functions, compliance with Ferro’s legal and ethical policies and Ferro’s accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements, or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the independent auditors. The Committee’s charter may be found on Ferro’s website.
     The members of the Audit Committee are Dr. Hwang and Messrs. Lawrence, Sharp, Sullivan and Weisser. Mr. Lawrence serves as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange listing standards. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s rules under that statute. The Board, however, has designated Alberto Weisser as the Audit Committee’s named financial expert. (Mr. Weisser’s biography is on page 6 above.) The Board has further determined that each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange listing standards to serve on the Audit Committee.
     The Audit Committee met 26 times in 2005. The Audit Committee’s report is on page 31 below.

O	Governance, Nomination & Compensation Committee
     The Governance, Nomination & Compensation Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors, recommending to the Board the composition of committees and the chairs of each, recommending policies for compensation of Directors, and setting the compensation of executive officers, including Ferro’s Chief Executive Officer. The Committee’s charter may be found on Ferro’s website.
     In its role as the nominating body for the Board, the Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, the Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Committee may also consider such other factors as it deems appropriate in the best interests of Ferro and its shareholders.
     The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. The Committee may also retain a third party search firm to assist in the identification of Director candidates.
     The Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.
     Messrs. Bulkin, Lawrence, Mee and Sharp are the members of the Governance, Nomination & Compensation Committee, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards.
     The Governance, Nomination & Compensation Committee met twice in 2005. Its report is on pages 17 to 19 below.
O	Finance Committee
     The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. This Committee’s charter may also be found on Ferro’s website.
     The Finance Committee met five times in 2005. Ms. Crayton and Messrs. Mee, Sharp and Weisser are the members of the Finance Committee, with Mr. Mee serving as the Chair.

O	Technology Strategy Committee
     The Technology Strategy Committee has responsibility for considering new business initiatives presented by management in the electronics, pharmaceuticals and other high technology sectors and for evaluating and recommending strategies for developing and adding to the technologies involved in those initiatives.
     Ms. Crayton, Dr. Hwang, Mr. Bulkin, and Mr. Sullivan are members of the Technology Strategy Committee, with Ms. Crayton serving as the Chair. This Committee met once in 2005 and its charter may also be found on Ferro’s website.
Other Corporate Governance Measures
     Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions at least once each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. Neither the Chief Executive Officer nor any other member of management attends these meetings. Following each executive session, the non-management Directors invite the Chief Executive Officer to join their meeting and share with him, at their discretion, any observations, comments or concerns they may have.
     The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee and the Governance, Nomination & Compensation Committee meet periodically with members of senior management.
     Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website and the full text of the policies is available in print, free of charge, by writing to: General Counsel, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. Under the Audit Committee’s charter, the Committee is charged with responsibility to assure that all exceptions to and waivers of the Company’s ethical and internal control policies are properly disclosed, documented and approved by the Committee and that no employee is disciplined, punished or otherwise disadvantaged as a consequence of reporting in good faith violations of the Company’s policies. Exceptions, waivers and amendments of those policies may be made, if at all, only by the Committee and, in the event any such exceptions, waivers or amendments are granted, a description of the change or event will be posted on Ferro’s website within four business days. Finally, further to assure compliance, Ferro maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations.
     Any shareholder or interested party who wishes to communicate directly and confidentially with the lead Director or the independent Directors as a group may contact the independent Directors at the following website: www.ferrodirectors.com. The independent Directors will handle such communications confidentially.

Note
     Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at (216) 641-8580.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Report of the Governance, Nomination & Compensation Committee
Our Compensation Program
     Ferro’s management compensation program is designed to balance current performance with achievement of long-term objectives and to align the interests of senior management with those of its shareholders. The three key elements of this program are (1) an annual base salary, (2) an annual incentive bonus, and (3) long-term incentives. The Chief Executive Officer’s compensation includes all three of these elements. The Governance, Nomination & Compensation Committee has general responsibility for administering the compensation program.
     Annual Base Salary. The Committee sets the annual base salary of all executive officers, including the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Committee as to the base salaries of officers other than himself. The Chief Executive Officer does not, however, participate in deliberations concerning his own compensation.
     Annual Incentive Bonus. Annual cash bonuses are paid to management employees under an annual incentive compensation plan. Under this plan, the Chief Executive Officer’s achievement is measured exclusively by attainment of financial performance targets. Awards for other senior managers are based on achievements measured primarily by attainment of financial performance targets, but they are also measured to a lesser extent by personal performance objectives.
     Each year the Committee determines which senior managers will participate in the annual incentive compensation plan, determines the applicable percentage of salary to be used for bonus measurement and sets the financial performance targets by which the level of bonus achievement will be measured.
     Long-Term Incentives. In 2005, grants of stock options and performance shares were made under the 2003 Long-Term Incentive Compensation Plan. Grants of stock options and performance shares reinforce the long-term goal of increasing shareholder value by aligning the interests of management and the interests of the Company’s shareholders. The terms of those grants may be summarized as follows:
O	Stock Options. Stock options are issued with an exercise price at no less than the closing market price at the date of grant. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. The Committee determines which employees receive stock options and the number of option shares granted to such employees in accordance with the terms of the Plan.

O	Performance Shares. Employees are awarded a nominal or target number of shares. At the end of a pre-determined performance period (usually three years), a determination is made whether and to what extent the pre-established performance targets have been achieved. Unless target levels of performance are achieved, employees’ actual payouts under the Plan can be significantly below the nominal values of the awards. Payments under the Plan are made one-half in shares and one-half in cash.
2005 Executive Compensation
     Compensation of the Chief Executive Officer. The Committee was responsible for setting the compensation package for the Company’s Chief Executive Officer. To assist in its evaluation, the Committee retained Watson Wyatt & Company (“Watson Wyatt”) as its independent executive compensation consultants. Watson Wyatt’s advice was based on a variety of competitive data maintained by, or available to, Watson Wyatt. Companies included in this competitive data differ from those included in the performance graph on page 35 because the Committee believes Ferro competes for executive talent not only with those companies within the same industry, but also with companies with similar operations or of similar size.
     From these data, Watson Wyatt made recommendations to the Committee as to competitive levels of each element of the CEO’s compensation (base salary, annual incentive and long-term incentives). The Committee took these recommendations into consideration in setting Mr. Ortino’s and Mr. Kirsch’s compensation. The Committee’s policy is to attain competitive levels of executive compensation for each of these elements.
     For 2005, compensation for Mr. Ortino and Mr. Kirsch was as follows:

		Annual Incentive
	Base Salary	Bonus	Stock Options(1)	Performance Shares

Hector R. Ortino	$700,000	$173,660	162,000 Shares	30,000 Shares
James F. Kirsch	$508,333	$254,167	—	25,000 Shares

(1)	Mr. Kirsch was awarded 125,000 stock options in October 2004 when he joined Ferro; as a consequence, he was not awarded any stock options in February 2005.
     The Committee’s decisions with respect to the incentive elements of Mr. Ortino’s compensation were based on performance to previously established financial goals for the corporation, and prorated for the period that Mr. Ortino served as CEO. The recommendations and actions of the Committee included consideration of Watson Wyatt’s data as to competitive standards of compensation in the marketplace.
     Mr. Ortino’s base salary, which was not increased from 2004 to 2005, was in the third quartile of competitive market salary data as reported by Watson Wyatt. Mr. Ortino’s annual incentive bonus target amount equaled 75% of his base salary, a percentage that, if achieved, would have placed Mr. Ortino’s bonus in the third quartile of other companies in the marketplace for 2005 as reported by Watson Wyatt. Based on the mathematical application of performance factors for sales revenue and earnings per share, Mr. Ortino’s actual bonus for 2005 equaled 24.81% of his base salary in 2005 ($173,660 divided by $700,000). Mr. Ortino’s 2005 bonus reflects prorating due to his death during 2005.
     With respect to long-term incentives, Mr. Ortino’s 2005 combined stock option award and 2005 performance share award were in the fourth quartile of long-term incentive grants to CEOs of comparable companies in the marketplace as reported by Watson Wyatt. The actual future value of stock option awards will, of course, be a function of the market value for Ferro stock in the future. The actual future value of performance share awards will be a function both of the future market value of Ferro stock and of the degree of achievement of performance targets, as prorated for his death during 2005.
     Mr. Ortino served as the Company’s Chairman & Chief Executive Officer until his untimely death on November 28, 2005. On November 29, 2005, Mr. Kirsch was named President & Chief Executive Officer. Accordingly, effective December 1, 2005, the Committee increased Mr. Kirsch’s annual salary rate from $500,000 to $600,000, and his annual incentive target rate from 60% to 75% of base salary. This placed Mr. Kirsch’s base salary in the first quartile of other companies in the marketplace for 2005, and placed his total annual target compensation opportunity in the second quartile of other companies based on market data provided by the Committee’s independent compensation consultants.
     Compensation of Other Senior Executives. The Committee believes that a substantial portion of compensation for other senior executives should be variable, based upon performance of the Company and results achieved by each member of management. The target bonuses for the five named senior executives as a group were in the second quartile of the peer companies reported in Watson Wyatt’s competitive market data.

     In making its determinations with respect to Messrs. Bays, Benson, Gannon and Kramer and Ms. Mastin, the Committee considered and discussed performance in relation to previously established financial goals for the corporation for 2005. With respect to these executives, the Committee also considered its and Mr. Kirsch’s evaluation of their individual performances. In the case of Messrs. Benson and Kramer and Ms. Mastin, who had direct responsibilities with respect to Ferro business operations, their levels of achievement under the annual incentive compensation plan and 2003 Long-Term Incentive Compensation Plan were also materially affected by the performance of the specific operations for which they were then responsible. In the case of Mr. Bays, a special incentive of $100,000 was awarded in recognition of his contributions toward the completion of the internal investigations and restatement.*
Section 162(m) Limitation
     Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its four highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The 2003 Long-Term Incentive Compensation Plan contains the provisions necessary to qualify the Plan under the section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Respectfully submitted,

Michael H. Bulkin, Chairman
William B. Lawrence
Michael F. Mee
William J. Sharp
* * * * *
Governance, Nomination & Compensation Committee Interlocks and Insider Participation
     During 2005, no officer or employee of Ferro served as a member of the Governance, Nomination & Compensation Committee. Also, during 2005, there were no interlocking relationships (as described in Item 402(j) of SEC Regulation S-K) between members of the Governance, Nomination & Compensation Committee and Ferro.

*	For a more complete description of the internal investigation and the ensuing audit and restatement process, please see the discussion under the heading “Restatement” on pages 3 to 7 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

Executive Compensation
          The following table shows on an accrual basis the elements of compensation paid or awarded during 2005, 2004 and 2003 to each person serving as the Chief Executive Officer, the other four highest paid executive officers as of December 31, 2005, and an additional executive officer who would have been among the four highest paid executive officers as of December 31, 2005, but was no longer serving as an executive officer as of such date.
Summary Compensation Table

					Long-Term Compensation
					Stock Options		Performance Shares
						Value	Value
						of	of		All	Total
Name and		Annual Compensation			Options	Options	Shares		Other	Compen-
Principal Position	Year	Salary	Bonus	Other	Awarded	Awarded	Awarded	Payout	Compensation	sation
Footnote			(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Units		$	$	$	Shares	$	$	$	$	$

James F. Kirsch (9)	2005	508,333	254,167	87,507	—	—	484,750	—	18,616	1,353,373
President and	2004	104,167	35,826	9,225	125,000	735,000	—	—	13,171	897,389
Chief Executive Officer	2003	—	—	—	—	—	—	—	—	—
Hector R. Ortino (9)	2005	700,000	173,660	144,504	162,000	826,200	581,700	257,826	60,036	2,743,926
Chairman and	2004	800,000	292,020	171,986	175,000	1,188,250	1,050,400	417,417	111,940	4,032,013
Chief Executive Officer	2003	793,750	336,360	179,637	175,000	1,235,325	850,400	769,907	127,319	4,292,698
James C. Bays	2005	300,000	142,621	30,263	44,000	224,400	116,340	39,779	20,598	874,001
Vice President and	2004	258,000	77,671	34,201	39,000	264,810	183,820	68,624	17,598	904,724
General Counsel	2003	258,000	56,290	17,493	35,000	247,065	127,560	75,346	19,560	801,314
M. Craig Benson(10)	2005	250,000	0	18,847	33,000	168,300	141,547	0	15,565	594,259
Vice President,	2004	229,583	61,305	6,577	20,000	135,800	217,958	0	15,659	666,882
Electronic Materials	2003	215,000	34,061	9,350	7,000	49,413	106,300	99,078	15,268	528,470
Thomas M. Gannon(11)	2005	365,000	57,623	36,628	57,000	290,700	164,815	39,779	23,757	978,302
Vice President and	2004	350,000	110,138	30,344	52,000	353,080	246,844	—	20,571	1,110,977
Chief Financial Officer	2003	224,145	61,430	8,729	50,000	352,950	145,800	—	47,155	840,209
Dale G. Kramer(12)	2005	295,000	78,359	36,670	44,000	224,400	166,754	28,426	19,504	849,113
Vice President,	2004	295,000	74,998	38,303	55,000	373,450	254,722	40,149	18,392	1,095,014
Performance Chemicals	2003	295,000	39,557	22,013	55,000	388,245	180,710	66,571	18,963	1,011,059
Celeste B. Mastin(13)	2005	230,833	50,536	15,340	33,000	168,300	137,669	—	16,845	619,523
Vice President,	2004	181,667	49,666	7,773	11,500	78,085	91,910	—	42,829	451,930
Growth & Development	2003	79,227	8,358	104	—	—	—	—	9,580	97,269
Footnotes to Summary Compensation Table

(1)	Bonuses with respect to fiscal 2005 were paid under the Company’s annual incentive compensation plan. Under such plan, each participant was eligible to receive a bonus of up to 250% of his or her target incentive multiplied by his or her annual salary as of December 31, 2005, or $1,125,000 (250% times 75% times $600,000) with respect to Mr. Kirsch, $1,500,000 (250% times 75% times $800,000) with respect to Mr. Ortino, $337,500 (250% times 45% times $300,000) with respect to Mr. Bays, $281,250 (250% times 45% times $250,000) with respect to Mr. Benson, $456,250 (250% times 50% times $365,000) with respect to Mr. Gannon, $368,750 (250% times 50% times $295,000) with respect to Mr. Kramer, and $292,500 (250% times 45% times $260,000) with respect to Ms. Mastin. The actual amount paid was set at the discretion of the Governance, Nomination & Compensation Committee.

(2)	Amounts in this column include primarily dividends paid on as-yet-unmatured performance shares, above-market interest credited under the Company’s Executive Deferred Compensation Plan and the incremental cost of personal use of Company aircraft for each of the years 2003, 2004 and 2005 as follows:

	2003			2004			2005
		Above	Personal		Above	Personal		Above	Personal
	PSP	Market	Use of	PSP	Market	Use of	PSP	Market	Use of
	Dividends	Interest	Aircraft	Dividends	Interest	Aircraft	Dividends	Interest	Aircraft

James F. Kirsch	—	—	—	—	—	—	$14,500	—	$2,771
Hector R. Ortino	$62,495	$11,176	$83,594	$72,355	$4,413	$51,560	69,093	$8,363	38,797
James C. Bays	8,265	—	—	12,258	559	—	12,122	1,397	—
M. Craig Benson	5,075	—	—	3,640	—	—	12,673	—	—
Thomas M. Gannon	1,740	—	—	8,932	—	—	13,862	—	—
Dale G. Kramer	11,383	—	—	15,631	—	—	16,632	—	—
Celeste B. Mastin	—	—	—	2,030	—	—	6,148	—	—

In addition, the amount reported for Mr. Kirsch includes $45,000 for a country club initiation fee. The method by which the value of personal use of aircraft has been calculated in the table above is different from the method used prior to disclosure of compensation for fiscal 2004. In previous years, the calculation was based on the “standard industry fare level.” In the table above the value is based on the incremental cost to the Company of the air travel. Incremental cost was calculated based on variable operating cost, which includes fuel and other supplies, travel expenses, equipment rental, flight crew expenses, meals and miscellaneous handling charges and expenses. Fixed costs were not included in the calculation of incremental cost because those expenses would have been incurred by the Company regardless of the personal use of the aircraft by Company executives. We have recalculated the amount previously reported for 2003 prior to the proxy relating to fiscal 2004 so that all amounts are reported on a consistent incremental cost basis.

(3)	With the exception of grants made to Mr. Kirsch at the time he joined Ferro on October 18, 2004, and Mr. Gannon at the time he joined Ferro on May 16, 2003, these stock options were granted on February 28, 2003, February 9, 2004 and February 7, 2005.

(4)	For 2005, the grant date present value of $5.10 per option share (or 26.3% of the exercise price) was calculated using the Black-Scholes method of option valuation in accordance with FAS 123R. The model assumes the following: (a) an expected option term of 6.8 years based on average life for exercised options, (b) an interest rate of 3.78% that represents the interest rate on a U.S. Treasury bond with a 7-year maturity, (c) volatility of 29.93%, calculated based on a 3-year historical volatility on the grant date, using daily observations, and (d) the stock’s annual dividend yield based on actual yield at the grant date of 2.99%. No adjustments were made to amounts to reflect forfeitures. The grant date of such options was February 7, 2005, and the exercise price is the closing market price per share on such date.

(5)	The values reported in this column are based on awards made under the Company’s Long-Term Incentive Compensation Plan. The values reported represent the number of performance shares awarded times the market price of Ferro Common Stock on the date of the award. With these awards, the actual number of shares on which the payout will be based for any given three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. Dividends are paid to recipients of the performance shares during the three-year performance period.

At December 31, 2005, the persons listed above held the following number of performance shares applicable to performance periods not yet completed, valued at the value of the underlying shares at December 31, 2005: Mr. Kirsch, 25,000 shares, valued at $469,000; Mr. Ortino, 110,000 shares, valued at $2,063,600; Mr. Gannon, 23,900 shares, valued at $448,364; Mr. Bays, 19,000 shares, valued at $356,440; Mr. Kramer, 8,500 shares, valued at $159,460 and Ms. Mastin, 10,600 shares, valued at $198,856.

(6)	As described in more detail below under “Performance Share Payouts for 2003-2005,” performance share payouts were made under the Company’s Long-Term Incentive Compensation Plan for the 2003-2005 performance period. Each performance share award under the Company’s Long-Term Incentive Compensation Plan was based on a three-year performance cycle ending on December 31, 2005 and paid out half in cash and half in Common Stock unless deferred by the participant, in which case amounts deferred are credited to the participant’s account and are deemed invested in either Ferro Common Stock and/or Treasury rate-based instrument at the election of the participant.

(7)	This column includes the following amounts for 2005: Company matching contributions under the Savings and Stock Ownership Plan (Mr. Kirsch $5,250, Mr. Ortino $9,000, Mr. Bays $9,013, Mr. Benson $9,071, Mr. Gannon $9,014, Mr. Kramer $9,057, Ms. Mastin $7,017); and Company contributions to the Supplemental Executive Defined Contribution Plan (Mr. Kirsch $13,366, Mr. Ortino $51,036, Mr. Bays $11,585, Mr. Benson $6,494, Mr. Gannon $14,743, Mr. Kramer $10,447, Ms. Mastin $9,828).

(8)	Total Compensation includes amounts in the following columns: Salary, Bonus, Other, Value of Options Awarded, Value of Shares Awarded, Payout and All Other Compensation.

(9)	Hector R. Ortino served as the Company’s Chairman & Chief Executive Officer until his untimely death on November 28, 2005. Upon Mr. Ortino’s death, James F. Kirsch, who had joined the Company’s management team as its President and Chief Operating Officer on October 18, 2004, was named President and Chief Executive Officer. Mr. Kirsch’s actual bonus for 2005 equaled 50% of his base salary in 2005 ($254,167 divided by $508,333). Mr. Kirsch’s 2005 bonus reflects a minimum 50% bonus payout for 2005 (but not for future years) in Mr. Kirsch’s employment agreement.

(10)	Mr. Benson ceased serving as an executive officer of the Company on February 17, 2006, and his employment terminated on February 28, 2006. Pursuant to the terms of his separation agreement, Mr. Benson will not be entitled to any payouts relating to the 2004 and 2005 performance share plan awards.

(11)	Mr. Gannon joined Ferro as its Vice President and Chief Financial Officer in May 2003.

(12)	Mr. Kramer ceased serving as an executive officer of the Company in November 2005 and his employment with the Company terminated on March 31, 2006. Pursuant to the terms of his separation agreement, Mr. Kramer will not be entitled to any payouts relating to the 2004 and 2005 performance share plan awards.

(13)	Ms. Mastin joined the Company in July 2003.

Performance Share Awards and Payouts
          The following table sets forth information relating to performance share awards under the 2003 Long-Term Incentive Compensation Plan during 2005 to each of the executive officers of Ferro named in the Summary Compensation Table:
Performance Share Awards in 2005

				Estimated Future Payouts in Shares(1)
				Threshold	Target	Maximum
	Number		Performance	Performance	Performance	Performance
Name	of Shares	Grant Date	Period	(25%)	(100%)	(200%)

James F. Kirsch	25,000	February 7, 2005	2005-2007	6,250	25,000	50,000
Hector R. Ortino	30,000	February 7, 2005	2005-2007	7,500	30,000	60,000
James C. Bays	6,000	February 7, 2005	2005-2007	1,500	6,000	12,000
M. Craig Benson	7,300	February 7, 2005	2005-2007	1,825	7,300	14,600
Thomas M. Gannon	8,500	February 7, 2005	2005-2007	2,125	8,500	17,000
Dale G. Kramer	8,600	February 7, 2005	2005-2007	2,150	8,600	17,200
Celeste B. Mastin	7,100	February 7, 2005	2005-2007	1,775	7,100	14,200

(1)	Messrs. Kirsch, Ortino, Bays, and Gannon and Ms. Mastin have performance measurements based on cumulative earnings per share and cumulative sales revenue. Any performance shares award payout relating to Mr. Ortino will be prorated and paid to his estate. Pursuant to the terms of the separation agreements, Messrs. Benson and Kramer will not receive any performance share payouts relating to the 2005-2007 performance period.
          Each of the awards listed above has a three-year performance cycle ending on December 31, 2007. The participant must continue to be an employee of Ferro until the end of the performance period in order to qualify for payment. However, if a participant dies, is disabled or retires, a pro rata payment is made at the end of the performance period based upon the portion of the performance period during which the participant was employed. Also, in the case of a change in control and termination of employment, a cash payment is paid at target performance at the time of the change in control equal to (1) the aggregate value of performance share awards based on the remaining term in the executive’s employment or change in control agreement and the portion of the performance period that expired prior to the change in control minus (2) the value of performance share payments actually made.
          The following table sets forth information relating to the performance matrix and actual performance share payouts under the 2003 Long-Term Incentive Compensation Plan for the 2003-2005 performance period to each of the executive officers named in the Summary Compensation Table. Each award under the Performance Share Plan was based on a three-year performance cycle ending on December 31, 2005.
Performance Share Payouts for 2003-2005

	Performance Matrix			2005 Payouts (1) (2) (3)
					Cash
	Threshold	Target	Maximum		Value of	Total
Name	(25%)	(100%)	(200%)	Cash	Shares	Value

James F. Kirsch	—	—	—	—	—	—
Hector R. Ortino	10,000	40,000	80,000	$128,926	$128,900	$257,826
James C. Bays	1,500	6,000	12,000	19,890	19,889	39,779
M. Craig Benson	1,250	5,000	10,000	0	0	0
Thomas M. Gannon	1,500	6,000	12,000	19,890	19,889	39,779
Dale G. Kramer	2,125	8,500	17,000	—	0	28,426
Celeste B. Mastin	—	—	—	—	—	—

(1)	Messrs. Ortino, Bays and Gannon had performance measurements based on corporate earnings per share growth, sales revenue growth and financial leverage ratios. Messrs. Benson and Kramer had performance measurements based on both the corporate measures described in the preceding sentence and measurements specific to their respective operating groups. Mr. Kirsch and Ms. Mastin were not participants in the 2003-2005 Performance Share Plan.

(2)	2005 payouts were paid one-half in cash and one-half in shares and are rounded. The value of shares is the number of shares times the average closing share price for the days in which the shares traded during the first 10 calendar days of December 2005.

(3)	Mr. Ortino elected to defer 30% of the value of his payout; however, due to his death the amount was paid to his designated beneficiaries. Mr. Kramer elected to defer 100% of his payout under the Company’s Executive Deferred Compensation Plan. Under this Plan, amounts deferred are credited to the participant’s account and are deemed invested in either Ferro Common Stock and/or Treasury rate-based instrument at the election of the participant. The participant’s account is distributed in cash and/or Ferro Common Stock.

Stock Option Grants, Exercises and Year-End Values
          The following table sets forth information with respect to each of the executive officers of Ferro named in the Summary Compensation Table regarding grants under the 2003 Long-Term Incentive Compensation Plan during the fiscal year ended December 31, 2005:
Option Grants in 2005

		Percentage of
		Total Options
		Granted to
	Options	Employees in	Exercise		Present Value at
Name	Granted (1)	Fiscal 2005	Price	Expiration Date	Date of Grant (2)

James F. Kirsch	0	—	—	—	—
Hector R. Ortino	162,000	21.6%	$19.39	February 7, 2015	826,200
James C. Bays	44,000	5.9%	19.39	February 7, 2015	224,400
M. Craig Benson	33,000	4.4%	19.39	February 7, 2015	168,300
Thomas M. Gannon	57,000	7.6%	19.39	February 7, 2015	290,700
Dale G. Kramer	44,000	5.9%	19.39	February 7, 2015	224,400
Celeste B. Mastin	33,000	4.4%	19.39	February 7, 2015	168,300

(1)	Stock options have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable.

(2)	For 2005, the grant date present value of $5.10 per option share (or 26.3% of the exercise price) was calculated using the Black- Scholes method of option valuation in accordance with FAS 123R. The model assumes the following: (a) an expected option term of 6.8 years based on average life or exercised options, (b) an interest rate of 3.78% that represents the interest rate on a U.S. Treasury bond with a 7-year maturity, (c) volatility of 29.93%, calculated based on a 3-year historical volatility on the grant date, using daily observations, and (d) the stock’s annual dividend yield based on actual yield at the grant date of 2.99%. No adjustments were made to amounts to reflect forfeitures. The grant date of such options was February 7, 2005, and the exercise price is the closing market price per share on such date.
          The following table sets forth for each of the executive officers of Ferro named in the Summary Compensation Table the exercises of stock options under Ferro stock option plans during the year ended December 31, 2005:
Option Exercises and Vesting in 2005

			Number of		Value of Unexercised
	Shares		Unexercised Options		“In-the-Money” Options
	Acquired	Value	at December 31, 2005		at December 31, 2005 (1)
	on	Realized		Not		Not
Name	Exercise	on Exercise	Exercisable	Exercisable	Exercisable	Exercisable

James F. Kirsch	0	0	31,250	233,750	$0	$0
Hector R. Ortino (2)	0	0	1,031,000	0	18,200	0
James C. Bays	0	0	61,000	121,000	0	0
M. Craig Benson	0	0	29,000	54,000	1,430	0
Thomas M. Gannon	0	0	38,000	159,500	0	0
Dale G. Kramer	0	0	92,896	0	1,430	0
Celeste B. Mastin	0	0	2,875	57,125	0	0

(1)	Value of unexercised “in-the-money” options is based on Ferro’s NYSE closing Common Stock price on December 30, 2005, of $18.76.

(2)	All of Mr. Ortino’s options became immediately vested and exercisable as a result of his death on November 28, 2005, pursuant to the terms of the Plan covering such options. The options are currently held by the estate of Mr. Ortino.

Pension Benefits
          The following table indicates the amount of annual pension benefits that would be payable at age 65 under the Ferro Corporation Retirement Plan (the “Qualified Plan”) and the Ferro Corporation Supplemental Executive Defined Benefit Plan (formerly known as the Ferro Corporation Nonqualified Retirement Plan) (the “Nonqualified Plan”) (collectively, the “Retirement Program”) to officers.

Assumed		Years of Service at Age 65
Regular	With Retirement in 2005
Compensation	15	20	25	30	35

$200,000	$44,378	$59,171	$73,963	$88,756	$88,756
400,000	94,378	125,837	157,297	188,756	188,756
600,000	144,378	192,504	240,630	288,756	288,756
800,000	194,378	259,171	323,963	388,756	388,756
1,000,000	244,378	325,837	407,297	488,756	488,756
1,200,000	294,378	392,504	490,630	588,756	588,756
1,400,000	344,378	459,171	573,963	688,756	688,756
1,600,000	394,378	525,837	657,297	788,756	788,756
1,800,000	444,378	592,504	740,630	888,756	888,756
2,000,000	494,378	659,171	823,963	988,756	988,756
2,200,000	544,378	725,837	907,297	1,088,756	1,088,756
2,400,000	594,378	792,504	990,630	1,188,756	1,188,756
2,600,000	644,378	859,171	1,073,963	1,288,756	1,288,756
          Under the Retirement Program,* an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (includes base salary, bonuses and incentive compensation substantially equivalent to salary, bonus and performance shares as reflected in the Summary Compensation Table), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 60 for elected officers. Service in excess of 30 years is not taken into account for accrual of retirement benefits. Benefits are payable in a life annuity form with 120 monthly payments guaranteed unless the benefits under the Nonqualified Plan are commuted and paid in a single sum. Furthermore, the benefits payable under the Nonqualified Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.
          The five-year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Ortino ($1,897,068), Mr. Bays ($392,306), Mr. Benson ($308,169), Mr. Gannon ($402,705) and Mr. Kramer ($354,957). As of December 31, 2005, Messrs. Ortino, Bays, Benson, Gannon and Kramer had 34, 4, 18, 2 and 6 whole years of service, respectively. Mr. Kirsch and Ms. Mastin were hired after June 30, 2003 and therefore they are not eligible for participation in the Retirement Program.
          The employment of Messrs. Ortino, Benson and Kramer has terminated. Retirement Program benefits relating to Mr. Ortino have been paid partially in a lump sum payment and partially in the form of monthly payments to his beneficiary. Retirement Program benefits of Mr. Benson have been paid partially in a lump sum payment, with the other part to be paid in the form of monthly payments to commence later. Retirement Program benefits of Mr. Kramer have been paid partially in two lump sum payments during 2006 and the balance will be paid in monthly payments in the future.

*	Effective April 1, 2006, the Company’s U.S. defined benefit pension program for salaried and certain hourly employees has been changed. Under the program changes announced February 15, 2006, benefits accrued for active employees who were participating in the defined benefit program have been frozen as of March 31, 2006. (This freeze will not affect the benefits of current retirees, former employees or employees hired on or after July 1, 2003.) From April 1, 2006, the affected employees will join salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional contribution each year from the Company to an existing defined contribution plan.

Non-Qualified Deferred Compensation Plans
          The following table sets forth information regarding non-qualified deferred compensation plans with respect to each of the executive officers named in the Summary Compensation Table for 2005:

				Aggregate	Aggregate Balance
	Executive	Company	Aggregate	Withdrawals /	at
Name	Contributions(1)	Contributions(2)	Earnings(3)	Distributions	December 31, 2005

James F. Kirsch	$0	$13,366	$0	$0	$13,366
Hector R. Ortino	417,417	51,036	2,581	226,400	1,348,312
James C. Bays	0	11,585	1,205	0	91,301
M. Craig Benson	0	6,494	(5,208)	0	32,422
Thomas M. Gannon	0	14,743	(2,080)	0	25,099
Dale G. Kramer	0	10,447	(21,613)	0	118,045
Celeste B. Mastin	0	9,828	(551)	0	12,570

(1)	Mr. Ortino’s contribution represents the deferral of his performance share payout for the 2002–2004 performance period, which would have been paid during 2005. This amount appears in Mr. Ortino’s 2004 compensation in the “Payout” column of the Summary Compensation Table on page 20.

(2)	Such amounts also appear as part of such officer’s 2005 compensation in the “All Other Compensation” of the Summary Compensation Table on page 20.

(3)	Aggregate Earnings in 2005 consist of interest, dividends, gains and/or losses.

The non-qualified deferred compensation plans in this table consist of the Ferro Corporation Executive Employee Deferred Compensation Plan (“Executive Deferred Compensation Plan”) and the Ferro Corporation Supplemental Executive Defined Contribution Plan (“Supplemental Plan”).
          Under the Executive Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant consistent with the terms of the Executive Deferred Compensation Plan. The amounts that were deferred in 2005 are listed under Executive Contributions in the table. There are no Company Contributions under the Executive Deferred Compensation Plan.
          Under the Supplemental Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are contributions that would have been made to the account of a participant in the Ferro Corporation Savings and Stock Ownership Plan (a 401(k) and employee stock ownership plan, the “SSOP”) but for the application of IRS limits. The supplemental basic pension contribution in 2005 applied to participants who were hired on or after July 1, 2003, the date as of which new participation in Ferro’s Retirement Program ceased (Mr. Kirsch and Ms. Mastin in the table). There are no employee contributions under the Supplemental Plan.
Executive Employment Agreement and Change in Control Agreements
          The Company is party to an employment agreement with Mr. Kirsch, which was entered into on October 18, 2004, in connection with his appointment as President and Chief Operating Officer. On November 30, 2005, Mr. Kirsch was named President and Chief Executive Officer following Mr. Ortino’s untimely death. The employment agreement has an initial term ending December 31, 2007, and is renewable for one-year periods thereafter. Mr. Kirsch’s initial base salary for 2004 was $500,000 and he was eligible for an annual bonus payment of up to 60% of his base salary. He was guaranteed a bonus of at least 50% of his base salary actually paid in 2004 and 2005. When Mr. Kirsch was named President and Chief Executive Officer on November 30, 2005, the Board increased his base salary to $600,000 and his target bonus to 75% of his base salary. Mr. Kirsch is also eligible for awards under the Company’s 2003 Long-Term Incentive Compensation Plan, including awards of stock options and performance shares, as and to the extent determined by the Governance, Nomination & Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.
          The agreement is terminable upon death, disability, “for cause” or upon voluntary termination. If Mr. Kirsch’s employment were to end on account of a “Termination Without Cause” (as such term is defined in his employment agreement), the Company would be obligated (1) to pay Mr. Kirsch a lump sum severance payment equal to two times his full year’s compensation (base salary plus targeted annual bonus), (2) to provide him continued participation in Ferro’s employee benefit programs for up to 24 months, (3) to provide him outplacement services, and (4) to reimburse him for legal fees he incurs as a result of his termination of employment. The Company’s payment and benefit continuation obligations will cease if Mr. Kirsch breaches any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch declines to sign and return, or revokes, a release agreement containing the Company’s standard noncompetition, nonsolicitation, nondisparagement and confidentiality provisions the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.
          If Mr. Kirsch’s employment is terminated under the Change of Control Agreement (defined below), then the terms of the Change of Control Agreement, and not the employment agreement, will govern.
          Ferro is also a party to change in control agreements (the “Change in Control Agreements”) with Messrs. Bays, Gannon and Ms. Mastin. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. Under the respective Change in Control Agreements, if there were a change in control of the Company and the executive’s employment were terminated, the Company would be obligated (1) to pay Messrs. Kirsch, Bays, Gannon and Ms. Mastin a lump sum severance payment equal to two times the executive’s full year’s compensation (base salary plus targeted annual bonus) and (2) to provide the executives with continued participation in Ferro’s employee benefit programs for up to 24 months. These agreements limit the executives’ right to compete against Ferro after the termination of employment. The Change in Control Agreements are not employment agreements. (Mr. Kramer’s Change in Control Agreement terminated when his employment with the Company terminated on March 31, 2006.)

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Dismissal of Previous Independent Registered Public Accountants
          On May 12, 2006, the Audit Committee dismissed KPMG LLP, which had served as Ferro’s auditors for the fiscal year ended December 31, 2004, and prior years, as the Company’s independent registered public accountants. The audit reports of KPMG on the consolidated financial statements of Ferro and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for year ended December 31, 2004, stated that Ferro had restated its fiscal 2003 consolidated financial statements and stated that certain liquidity uncertainties facing Ferro raised substantial doubt about its ability to continue as a going concern.
          Disagreements with Former Auditors. The only disagreements that KPMG communicated to the Audit Committee during the 2003 and 2004 fiscal years or the period from December 31, 2004 to May 12, 2006 involved the Audit Committee’s internal investigation of irregular accounting entries as follows:
          In early July 2004, as a result of issues discovered by management during the performance of certain of the Company’s internal control procedures in connection with the preparation of the Company’s second quarter 2004 financial statements, the Company commenced an internal investigation into certain potentially inappropriate accounting entries made in the Company’s domestic Polymer Additives business unit.
          Following an initial investigation, management reached the preliminary conclusion that inappropriate accounting in the Company’s Polymer Additives business unit both overstated the unit’s historical performance and undermined the reliability of the unit’s forecasting process. On July 23, 2004, the Company issued a press release announcing that the Company’s Polymer Additives business unit’s performance in the second quarter fell short of expectations and that the Company’s Audit Committee had engaged independent legal counsel (Jones Day) and an independent public accounting firm (Ernst & Young LLP) to conduct an investigation under its auspices.
          On September 15, 2004, the Company announced it would be restating certain previously-filed information and reported that the independent investigation conducted under the auspices of the Audit Committee had generally confirmed management’s preliminary conclusions reported in the Company’s July 23, 2004, press release. The September 15 release reported that the investigative team had concluded that all of the potentially irregular accounting entries were made at the Polymer Additives business unit and were made without senior management’s knowledge or involvement. The release also reported that the investigative team concluded that substantially all of the irregular accounting entries were made by a subordinate divisional employee who had since left the Company.
          At a meeting of the Audit Committee on September 23, 2004, KPMG expressed its concern about several emails reviewed during the initial phase of the investigation and expressed its desire to have more work done to determine whether those emails raised additional concerns. In response to KPMG’s expressed concerns, the Audit Committee directed Jones Day and Ernst & Young to conduct further investigation through additional email searches, interviews of participants in the questioned email exchanges and any other person who might have relevant knowledge, and other documents as they deemed appropriate.
          On October 25, 2004, the Audit Committee met by teleconference and received the report of Jones Day and Ernst & Young concerning the expanded email review requested by KPMG. The investigators reported to the Audit Committee that they had not found illegal acts or an intent to commit fraud, but found some evidence of immaterial mistakes in the timing of recording expenses as required by generally accepted accounting principles. These findings were reported to KPMG and, on November 19, 2004, the Audit Committee concluded that the additional work done by Jones Day and Ernst & Young indicated no evidence of fraud and no reasonable need to expand the investigation.

KPMG had expressed disagreement with the investigators’ findings and the Audit Committee invited KPMG to provide a written list of any recommendations it might have and the rationale therefore.
          Following the November 19, 2004, meeting, Jones Day and Ernst & Young had discussions with KPMG concerning what additional investigatory work would be needed to address KPMG’s concerns. In addition, at about the same time the investigators learned that the former subordinate division employee who was responsible for the irregular accounting entries at the Company’s Polymer Additives Division was willing, for the first time, to be interviewed. In that interview, the former employee confirmed the irregular entries that the investigators had reported earlier and the fact that he had made those entries without any knowledge or involvement of senior management. The employee also raised some suspicions of irregular accounting entries in another smaller business unit.
          In late December 2004, following discussions with the investigation team, the Chair of the Audit Committee and the Company’s now-deceased Chief Executive Officer met by teleconference with KPMG. At that meeting, the Audit Committee Chair advised KPMG that the Audit Committee was willing, as requested by KPMG, to go forward with further investigation procedures to determine whether there was a pervasive pattern of intentional, inappropriate spreading of expenses, emphasized that independent investigators’ needed to exercise discretion and make independent judgments, and emphasized the need to complete the investigation expeditiously.
          On January 18, 2005, in a press release the Company reported KPMG had requested Jones Day and Ernst & Young to perform additional procedures, including the review of certain electronic files. In addition, the release disclosed that the former subordinate division employee had been interviewed and had confirmed the irregular entries that the investigators had reported earlier and the fact that he had made the entries without any knowledge or involvement of senior management and of the suspicions he had raised about the other business unit (which were also to be reviewed by the investigation team).
          Jones Day and Ernst & Young delivered their third phase investigation report to the Audit Committee on March 9, 2005. In that report, the investigators concluded:
O	The investigative team did not find evidence of a systemic or pervasive pattern or practice of managing earnings by inappropriately spreading expenses over reporting periods or any other means or conduct that constituted illegal acts,

O	The leadership of Ferro’s finance organization strives to apply generally accepted accounting principles and produce accurate financial records, and

O	All of the individuals potentially responsible for irregular accounting entries either had resigned before the investigation started or had been terminated by the Company.
          On March 15 and April 4, 2005, following delivery of the Jones Day/Ernst & Young report on the additional procedures, KPMG advised the Audit Committee that it was dissatisfied with the conclusions of Jones Day and Ernst & Young and that it regarded the investigation as inadequate for its purposes. KPMG indicated that “further investigation” would be “necessary to constitute a predicate for an audit report” and further that “such further investigation should be undertaken by a new investigative team.”
          After further deliberations by the Audit Committee during April 2005, on April 21, 2005, the Company announced that Jones Day and Ernst & Young had completed the additional procedures requested by KPMG and reported the investigators’ findings. The release also noted that investigators had again confirmed their earlier conclusions that substantially all of the irregular entries had been made by the former subordinate divisional employee and that the entries were made without any knowledge or involvement of senior management.
          The April 21, 2005, press release also reported that, despite the findings and conclusions of the investigation, KPMG had advised the Audit Committee that KPMG was unable to conclude at that time that the investigation was adequate for its purposes, that KPMG believed further investigation was necessary to constitute a predicate for its audit of the Company’s financial statements, and that KPMG had proposed that such investigative work should be undertaken by “a new investigation team.” The Company’s Audit Committee had evaluated both KPMG’s position and the Jones Day/Ernst & Young reports relating to the issues raised by KPMG. On the basis of that evaluation, the Company reported that the Audit Committee believed it could rely in good faith on the judgments and conclusions of the independent investigators, that additional investigation was neither necessary nor justified, and that the only additional work that was necessary was routine audit examinations that fell outside the province of the investigation team.
          While the Audit Committee continued to believe its reliance on the judgments and conclusions of the investigative team was justified, the April 21, 2005, press release disclosed that the Audit Committee had responded to KPMG’s expressed concerns in such a way that KPMG would be able to complete its audit of the Company’s financial statements. To that end, the Audit Committee engaged a second independent investigative team, consisting of independent legal counsel (Venable LLP) and independent forensic accountants (Navigant Consulting).
          In an October 31, 2005, press release, the Company reported that the Venable/Navigant team had completed its investigation. Venable and Navigant reported to the Audit Committee that, although they found evidence of Ferro accounting personnel spreading expenses and some other misapplications of generally accepted accounting principles to achieve internal forecasts, they did not find that this was done with the intent to affect reported earnings in a way that misleads the investing public. The investigators also indicated that, while they found a lax tone with respect to GAAP compliance among certain former members of the Company’s finance organization, they were comfortable that the then-current senior management of the Company, including the chief executive officer and chief financial officer, set a positive tone with respect to accounting practices. Consequently, the Venable/Navigant team concluded that it found no pervasive pattern or practice of engaging in fraudulent earnings management, that is, the misapplication of generally accepted accounting principles with the intent to affect reported earnings in a way that misleads the investing public.
          The Company has authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the disagreements discussed in the preceding paragraphs.
          Reportable Events. In management’s assessment of internal controls as of December 31, 2004, included under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, management identified the following material weaknesses of internal control over financial reporting: (i) inadequately trained and insufficient numbers of accounting personnel coupled with insufficient accounting policies and procedures; (ii) non-adherence to policies and procedures associated with the financial statement reporting process; (iii) failure to consistently reconcile and perform timely reviews of accounting reconciliations, data files and journal entries; (iv) failure to properly identify and ensure receipt of agreements for review by accounting personnel; and (v) failure to consistently review the calculations and accounting for amounts due to employees under various compensation plans, and concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004. KPMG’s report under Item 9A included KPMG’s opinion that management’s assessment was fairly stated in all material respects and that, because of the effect of the material weaknesses identified by management described above, the Company had not maintained effective internal control over financial reporting as of December 31, 2004.
          During the course of the Venable/Navigant investigation, on October 26, 2005, KPMG requested that senior Company financial personnel review entries that had been made during the period being restated by one former and one current member of the Company’s finance function so as to be able to provide KPMG with management representations concerning those entries.
          The report of KPMG on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2004 included in the Form 10-K for the fiscal year ended December 31, 2004 stated, as described above, that the Company restated its fiscal 2003 consolidated financial statements. Representatives of KPMG will not attend the Annual Meeting.

Appointment of Independent Registered Public Accountants
          The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants. On May 18, 2006, the Company announced that its Audit Committee had appointed a new independent registered public accounting firm to conduct the 2005 audit, subject only to completion of the new firm’s customary client acceptance procedures. On June 5, 2006, the Company announced that those procedures had been completed and that Deloitte & Touche LLP had been engaged as the Company’s new independent registered public accountants.
          During the 2003 and 2004 fiscal years or the period from December 31, 2004 to the date of this proxy statement, Ferro did not consult with Deloitte & Touche LLP regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-K.
          Deloitte & Touche LLP is expected to continue as Ferro’s auditors for the year 2006. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years.
          Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
          The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by the independent registered public accountants. Under no circumstances are our independent registered public accountants permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.
          Since May 6, 2003, all of the services provided by the Company’s independent registered public accountants have been approved in accordance with the pre-approval procedures described above.
          For the years ended December 31, 2005 and December 31, 2004, Deloitte & Touche LLP and KPMG LLP billed the Company fees as follows:

			Audit-Related		All Other
Year	Firm	Audit Fees	Fees	Tax Fees	Services

2005	Deloitte & Touch LLP	$6,717,000	$0	$0	$0
2004	KPMG LLP	$15,188,211	$2,345,000	$0	$0
          Audit Fees with respect to 2004 were higher than usual due to the extensive work done by KPMG in connection with the restatement of the Company’s financial statements for fiscal year ended December 31, 2003 and the fiscal quarter ended March 31, 2004 that resulted from the Company’s independent investigations of accounting irregularities and related matters and an increased scope of work for the 2004 audit.* The 2004 Audit Fees also included, for the first time, an audit of our internal controls over financial reporting and management’s assessment of the effectiveness of those controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, after the date that the 2004

*	For a more complete description of the internal investigation and the ensuing audit and restatement process, please see the discussion under the heading “Restatement” on pages 3 to 7 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

Audit Fees were reported in the Company’s last proxy statement, the Company was billed an additional $2,685,211 by KPMG with respect to audit services provided in respect of 2004. Taken together, these factors, which are detailed in the table below, led to the significant increase in Audit Fees from 2003 to 2004:

Restatement of Financial	Audit of 2004 Financial	Sarbanes-Oxley
Statements	Statements	Section 404 Audits
$ 2,302,000	$ 6,154,513	$ 6,643,698
     The “Audit-Related Fees” for 2004 related principally to work performed by KPMG with respect to support of the Company’s independent investigation of accounting irregularities and related matters, which amounted to $2,216,000.
     The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ‘s independence.
* * * * *
Report of the Audit Committee
     The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2005. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, has discussed with Deloitte & Touche LLP its independence, and has concluded that Deloitte & Touche LLP is independent.
     Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.
Respectfully submitted,
William B. Lawrence, Chair
Dr. Jennie S. Hwang
William J. Sharp
Dennis W. Sullivan
Alberto Weisser

SHAREHOLDINGS
Stock Ownership by Directors, Executive Officers and Employees
     Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines based on base compensation or fees and position within the Company. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 20 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. (The information set forth below is as of September 14, 2006.)

	Shares of	Shares Underlying
	Common Stock	Options Exercisable		Series A ESOP
	Owned Directly	Within 60 Days of	Total Common	Convertible
	or Indirectly	Record Date	Stock	Preferred
Michael H. Bulkin	26,626	23,000	49,626	0
Sandra Austin Crayton	12,533	26,750	39,283	0
Jennie S. Hwang	11,670	13,000	24,670	0
James F. Kirsch (1)	108,500	62,500	171,000	0
William B. Lawrence	8,131	18,000	26,131	0
Michael F. Mee	13,605	15,500	29,105	0
William J. Sharp	20,808	23,000	43,808	0
Dennis W. Sullivan	29,916	26,750	56,666	0
Alberto Weisser	13,836	15,500	29,336	0
Officers Named in Summary Compensation Table
James C. Bays (1)	46,228	98,000	144,228	0
M. Craig Benson	6,125	46,500	52,625	0
Thomas M. Gannon (1)	42,523	77,750	120,273	0
Dale G. Kramer	9,836	92,896	102,732	0
Celeste B. Mastin (1)	31,100	14,000	45,100	0
Hector R. Ortino (1)	156,302	1,031,000	1,187,302	0
16 Directors and Executive Officers as a Group (2)	462,491	452,525	915,016	0

(1)	Shares reported above include 108,500, 36,000, 31,300, 70,000 and 31,100 shares awarded to Messrs. Kirsch, Bays, Gannon, Ortino and Ms. Mastin, respectively, with regard to the 2004-2006, 2005-2007 and 2006-2008 (all of which shares are subject to forfeiture under the former Performance Share Plan and/or the 2003 Long-Term Incentive Compensation Plan), but do not include 730, 1,505, 1,371 and 687 “phantom” shares held for the accounts of Messrs. Kirsch, Bays and Gannon, and Ms. Mastin respectively, in the Supplemental Executive Defined Contribution Plan.

(2)	Shares of former executive officers (Messrs. Ortino, Benson and Kramer) are not included in these totals.
     As a group, current Directors and officers have beneficial ownership of 2.12% of our outstanding Common Stock. (This percentage includes shares that would be issued if the Directors and officers exercised all stock options vested within 60 days after the record date for the Annual Meeting.) Mr. Ortino, who owned 2.71% of the outstanding Common Stock, was the only Director or executive officer who owned more than 1.0% of the outstanding shares. (None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.)

Stock Ownership by Other Major Shareholders
     The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or stock convertible into Common Stock.

		Percentage of
	Nature and Amount of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock
Mario J. Gabelli and related entities (1) One Corporate Center Rye, New York 10017	5,404,448 Shares of Common Stock	12.9%
Mac-Per-Wolf Company (2) 311 S. Wacker Dr. Suite 6000 Chicago, Illinois 60606	2,493,800 Shares of Common Stock	6.0%
T. Rowe Price Associates, Inc. and related entities (3) 100 E. Pratt Street Baltimore, Maryland 02109	2,476,180 Shares of Common Stock	5.9%
DePrince, Race & Zollo, Inc. (4) 250 Park Ave. South, Suite 250 Winter Park, Florida 32789	2,334,800 Shares of Common Stock	5.5%
Wellington Management Company, LLP and related entities (5) 75 State Street Boston, Massachusetts 02109	2,255,900 Shares of Common Stock	5.4%
JPMorgan Chase Bank N.A., Trustee (6) Under the Ferro Corporation Defined Contribution Master Trust	591,462 Shares of Common Stock 380,159 Shares of Convertible Preferred Stock	1.4%

(1)	We obtained the information regarding share ownership from Schedule 13D/A filed May 24, 2005, by Mario J. Gabelli and related entities. Such reporting persons reported sole voting power as to 5,127,948 shares and sole dispositive power as to 5,404,448 shares as of May 19, 2005.

(2)	We obtained the information regarding share ownership from the Schedule 13G filed on February 15, 2006 by Mac-Per-Wolf Company (“MPW”), which reported shared voting and dispositive power as to 2,431,000 shares and sole voting and dispositive power as to 62,800 shares as of December 31, 2005, and the Schedule 13G filed on February 14, 2006 by Janus Capital Management LLC (“Janus”), which reported shared voting and dispositive power as to 2,431,000 shares as of December 31, 2005. The MPW filing also indicates that (a) MPW is the parent holding company of Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”) and PWMCO, LLC, and is filing on their behalf, and (b) its holdings may also be aggregated within Schedule 13G filings submitted by Janus. The Janus filing also indicates that (x) the holdings of Enhanced Investment Technologies LLC, Perkins Wolf and Janus have been aggregated for purposes of the filing due to Janus’ indirect ownership interest in such entities; (y) as an investment advisor or sub-advisor, Perkins Wolf may be deemed to be the beneficial owner of such 2,431,000 shares; however, Perkins Wolf does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in its clients’ portfolios and disclaims any ownership associated with such rights; and (z) its holdings may also be aggregated within Schedule 13G filings submitted by MPW.

(3)	We obtained the information regarding share ownership from the Schedule 13G filed on February 14, 2006, by T. Rowe Price Associates, Inc., which reported sole voting power as to 420,320 shares and sole dispositive power as to 2,476,180 shares as of December 31, 2005.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed on September 7, 2006, by DePrince, Race & Zollo, Inc., which reported sole voting and dispositive power as to such shares as of August 31, 2006.

(5)	We obtained the information regarding share ownership from the Schedule 13G/A filed on February 14, 2006, by Wellington Management Company, LLP, which reported shared voting power as to 2,255,900 shares and shared dispositive power as to 1,253,800 shares as of December 31, 2005.

(6)	The beneficial owners of the Defined Contribution Master Trust are those of our employees and former employees who participate in the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Bargaining Unit 401(k) Plan. The Trustee votes the shares in the Plan in accordance with the participants’ instructions. The Convertible Preferred Stock is a convertible class of stock that is held in the Plan trust and is non-transferable. When a participant receives a distribution of his or her account balance, the participant receives either Common Stock or cash. Each share of the Convertible Preferred Stock carries one vote and votes together with the Common Stock on most matters. At September 14, 2006, the 380,159 shares of Convertible Preferred Stock were convertible into 987,958 shares of Common Stock, representing approximately 2.26% of the combined number of shares of Common Stock and Convertible Preferred Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2005 or with respect to such fiscal year, all Section 16(a) filing requirements were met.

COMPARATIVE PERFORMANCE OF SHAREHOLDER RETURNS
     The chart below compares Ferro’s cumulative total shareholder return for the five years ended December 31, 2005, to that of the Standard & Poor’s 500 Index and the Standard & Poor’s MidCap Specialty Chemicals Index. In all cases, the information is presented on a dividend-reinvested basis and assumes investment of $100.00 on December 29, 2000.
COMPARISON OF FIVE-YEAR
CUMULATIVE TOTAL RETURNS

SHAREHOLDER PROPOSALS FOR
THE 2007 ANNUAL MEETING
     Any shareholder who intends to present a proposal at the 2007 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than December 29, 2006.
     Any shareholder who intends to present a proposal at the 2007 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than March 14, 2007, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by March 14, 2007.
SHAREHOLDER VOTING
     Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 3 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect two nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.
     Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention and non-votes are applicable.
MISCELLANEOUS
     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., New York, New York, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, or by telephone. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about October 3, 2006.
     Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	Mary Ann Jorgenson,
Secretary
October 3, 2006

Appendix A
2006 LONG-TERM INCENTIVE PLAN
     1. Purpose. The purpose of this 2006 Long-Term Incentive Plan (this “Plan”) is to promote the long-term financial interests and growth of Ferro Corporation and its subsidiaries and affiliated companies (“Ferro”) by:
     (a) Attracting and retaining high-quality key employees and Directors;
     (b) Further motivating such employees and Directors to achieve Ferro’s long-range performance goals and objectives and thus act in the best interests of Ferro and its shareholders generally; and
     (c) Aligning the interests of Ferro’s employees and Directors with those of Ferro’s shareholders by encouraging increased ownership of Ferro Common Stock, par value $1.00 per share (“Common Stock”), by such executive personnel and Directors.
     2. Plan Administration. The Governance Nomination & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) (or such other committee as the Board may from time to time designate) will administer this Plan. The Committee shall consist of not less than three Directors, all of whom shall be Non-Employee Directors (as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934) and Outside Directors (as defined in Section 162(m) of the Internal Revenue Code of 1986). Subject to any limitations established by the Board, in administering this Plan the Committee will have conclusive authority:
     (a) To administer this Plan in accordance with its provisions in such a way as to give effect to economic and competitive conditions, individual situations, the evaluation of individual performance and the economic potential and business plans of various units of Ferro;
     (b) To determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Award granted under this Plan and prescribe the form of any agreement or document applicable to any such Award;
     (c) To construe and interpret the provisions of this Plan and all Awards granted under this Plan; and
     (d) To establish, amend, and rescind rules and regulations for the administration of this Plan.
The Committee will also have such additional authority as the Board may from time to time determine to be necessary or desirable in order to further the purposes of this Plan.
     3. Awards to Participants. The Committee will select the employees and Directors of Ferro (“Participants”) who will participate in this Plan and determine the type(s) and number of award(s) (“Awards”) to be made to each such Participant. The Committee will determine the terms, conditions and limitations applicable to each Award. The Committee may, if it so chooses, delegate authority to Ferro’s Chief Executive Officer to select certain of the Participants (other than executive officers and Directors of Ferro and other individuals subject to reporting under Section 16 of the Securities Exchange Act of 1934) and to determine Awards to be granted to such Participants on such terms as the Committee may specify. Awards may be made singly, in combination, or in exchange for a previously granted Award and also may be made in combination or in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity.
     4. Types of Awards. Under this Plan, the Committee will have the authority to grant the following types of Awards to Participants of Ferro and its subsidiaries and affiliates:
     (a) Stock Options. The Committee may grant Awards in the form of Stock Options. Such Stock Options may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or nonstatutory

Appendix A
stock options (not intended to qualify under Section 422 of the Code). However, incentive stock options may be granted only to employees of Ferro and subsidiary corporations that are at least 50% owned, directly or indirectly, by Ferro. The option price of a Stock Option may be not less than the per share Fair Market Value of the Common Stock on the date of the grant. “Fair Market Value” means, as of any given date, the quoted closing price of the Common Stock on such date on the New York Stock Exchange or, if no such sale of the Stock occurs on the New York Stock Exchange on such date, then such closing price on the next day on which the Common Stock was traded. If the Common Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Common Stock shall be determined by the Committee in good faith. Once a Stock Option has been granted, the option price may not be adjusted or amended, whether directly or indirectly, by amendment, cancellation, replacement grants or any other means so as to increase the value of such stock option, except as provided in Section 7 hereof. Such Stock Options will be exercisable in whole or in such installments and at such times and upon such terms as the Committee may specify. No stock option, however, may be exercisable more than ten years after its date of grant. A Participant will be permitted to pay the exercise price of a Stock Option in cash, with shares of Common Stock (including by attestation of Common Stock owned) or by a combination of cash and Common Stock. The aggregate fair market value (determined at the time the option is granted) of shares of Common Stock as to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan and any other plan of Ferro) may not exceed $100,000 (or such other limit as may be fixed by the Code from time to time). Any Stock Option granted that is intended to qualify as an incentive stock option, but fails to so qualify at or after the time of grant will be treated as nonstatutory stock option.
     (b) Stock Appreciation Rights. The Committee may grant Awards in the form of Stock Appreciation Rights. Stock Appreciation Rights will be granted for a stated number of shares of Common Stock on such terms, conditions and restrictions as the Committee deems appropriate. Stock Appreciation Rights will entitle a Participant to receive a payment, in cash or Common Stock, as determined by the Committee, equal to the excess of (x) the Fair Market Value, on the date of exercise or surrender, of the number of shares of Common Stock covered by such exercise or surrender over (y) the Stock Appreciation Rights exercise price (which may not be less than the Fair Market Value on the date of grant). Stock Appreciation Rights must be exercised within ten years of the date of grant. Once a stock appreciation right has been granted, the initial share value may not be adjusted or amended, whether directly or indirectly, by amendment, cancellation, replacement grants or any other means, so as to increase the value of such Stock Appreciation Right. Stock Appreciation Rights may be granted either separately or in conjunction with other Awards granted under this Plan. Any Stock Appreciation Right related to a Stock Option, however, will be exercisable only to the extent the related Stock Option is exercisable. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the shares of Common Stock covered by a related Stock Option, the related Stock Option will be canceled automatically to the extent of the Stock Appreciation Right exercised, and such shares of Common Stock shall not be eligible for subsequent grant. Any Stock Appreciation Right related to a nonstatutory stock option may be granted at the same time such stock option is granted or at any subsequent time before exercise or expiration of such stock option. Any Stock Appreciation Right related to an incentive stock option must be granted at the same time such incentive stock option is granted.
     (c) Restricted Shares. The Committee may grant Awards in the form of Restricted Shares. Such Awards may be in such numbers of shares of Common Stock and at such times as the Committee determines. Such Awards will have such periods of vesting and forfeiture restrictions as the Committee may determine at the time of grant. The Committee may, in its discretion, permit dividends on Restricted Shares to be paid or require such dividends to be deferred or reinvested and subject to forfeiture until the underlying Restricted Shares have vested. With respect to Awards of Restricted Shares that vest based solely on the lapse of time, the aggregate Award may not vest in whole in less than three years from the date of grant and no installment of an Award may vest in less than 12 months. With respect to Awards of Restricted Shares that vest based on performance criteria, the restriction period applicable to Restricted Shares may not be less than 12 months.

Appendix A
     (d) Performance Shares. The Committee may grant Awards in the form of Performance Shares. Performance Shares will be (i) represented by forfeitable shares of Common Stock issued at the time of grant of a Performance Share Award or (ii) phantom Performance Shares. Such Performance Shares will be earned upon satisfaction of Performance Targets relating to Performance Periods established by the Committee at or prior to the time of a grant. At the end of the applicable Performance Period, based upon the level of achievement of the Performance Targets, Performance Shares will be converted into Common Stock, cash, or a combination of Common Stock and cash, or forfeited. If Performance Shares initially were represented by forfeitable Common Stock, such Common Stock will become nonforfeitable or be repurchased by Ferro at the end of the applicable Performance Period.
     The Committee may establish Performance Targets in terms of any or all of the following: sales; sales growth; gross margins; operating income; net earnings; earnings growth; cash flows; market share; total shareholder returns; returns on equity, net assets, assets employed, or capital employed; accomplishment of acquisitions, divestitures, or joint ventures (or the success of an acquisition or joint venture, measured in terms of any of the preceding), or the attainment of levels of performance of Ferro under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes in any of the foregoing. Performance Targets applicable to Performance Shares may vary from Award to Award and from Participant to Participant.
     When determining whether Performance Targets have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Code (to the extent applicable). Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee will interpret the terms of such Awards in a manner consistent with that intent to the extent appropriate. (The foregoing provisions of this Section 4(d) will also apply to Awards of Restricted Shares made under Section 4(c) to the extent such Awards of Restricted Shares are subject to performance goals of Ferro.)
     (e) Other Common Stock Based Awards. The Committee may grant Awards in the form of Common Stock, phantom common stock units, deferred common stock or units, or other awards valued in whole or in part by reference to, or otherwise based upon, Common Stock. Common Stock Awards will be subject to conditions established by the Committee and set forth in the applicable Award Agreement.
     (f) Dividend Equivalent Rights. The Committee may grant Awards in the form of Dividend Equivalent Rights. Dividend Equivalent Rights entitle the Participant to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the Dividends Equivalent Right (or other Award to which it relates) if such  shares had been issued to and held by the Participant. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of another Award or as a freestanding Award, with such terms and conditions as set forth by the Committee.
     5. Award Agreements. All Awards to Participants under this Plan will be evidenced by a written agreement (an “Award Agreement”) between Ferro and the Participant containing such terms not inconsistent with this Plan as the Committee may determine, including such restrictions, conditions, and requirements as to transferability, continued employment, individual performance or financial performance of Ferro or a subsidiary or affiliate as the Committee deems appropriate. Each such Award Agreement will, however, provide that the Award will be forfeitable if, in the opinion of the Committee, the Participant, without the written consent of Ferro:
     (a) Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership,

Appendix A
corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro, or any subsidiary or affiliate, or any products that are logical extensions, on a manufacturing or technological basis, of such products;
     (b) Discloses to any person any proprietary or confidential business information concerning Ferro, its subsidiaries, or affiliates or any of the officers, Directors, employees, agents, or representatives of Ferro, its subsidiaries or affiliates, which the Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;
     (c) Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of the officers, Directors, employees, agents, or representatives of Ferro, its subsidiaries, or affiliates;
     (d) Induces or attempts to induce any employee of Ferro or any of its subsidiaries or affiliates to leave the employ of Ferro or such subsidiary or affiliate or otherwise interferes with the relationship between Ferro or any of its subsidiaries or affiliates and any of their respective employees, or hires or assists in the hiring of any person who was an employee of Ferro or any of its subsidiaries or affiliates, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, any subsidiary or any affiliate, either on the Participant’s own behalf or on behalf of any other person or entity; or
     (e) Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.
     6. Shares Subject to this Plan. The shares of Common Stock to be issued under this Plan may be either authorized but unissued shares or previously issued shares reacquired by Ferro and held as treasury shares, as the Committee may from time to time determine. Subject to adjustment as provided in Section 7 below, the number of shares of Common Stock reserved for Awards under this Plan is 3,000,000 shares of Common Stock.
     Any shares of Common Stock issued by Ferro through the assumption or substitution of outstanding grants previously made by an acquired corporation or entity shall not reduce the number of shares available for Awards under this Plan. If any shares of Common Stock subject to any Award granted under this Plan are forfeited or if such Award otherwise terminates without the issuance of such shares or payment of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or nonissuance, shall again be available for grant under this Plan as if such shares had not been subject to an Award (except for Stock Appreciation Rights). With respect to Stock Appreciation Rights settled in shares of Common Stock, the aggregate number of shares subject to the Stock Appreciation Right shall be counted against the number of shares for issuance under this Plan regardless of the number of shares of Common Stock issued upon settlement. Shares of Common Stock tendered by Participants as full or partial payment to Ferro upon exercise of Options or other Awards or to satisfy a Participant’s tax withholding obligations will not increase the shares of Common Stock available for Awards under the Plan.
     Subject to adjustment as provided in Section 7 below:
     (a) A cumulative maximum of 300,000 shares of Common Stock will be available for issuance with respect to incentive stock options granted under this Plan;
     (b) A cumulative maximum of 1,000,000 shares of Common Stock will be available for issuance with respect to Restricted Shares, Performance Shares, and Common Stock Awards granted under this Plan;
     (c) A maximum of 500,000 shares of Common Stock will be the subject of Awards granted to any single Participant during any 12-month period;
     7. Adjustments Upon Changes in Capitalization. If the outstanding shares of Common Stock are changed by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Common Stock of Ferro, then the maximum aggregate number and class of shares of Common Stock as to which Awards

Appendix A
may be granted under this Plan, the maximums described in Section 6 above, the shares of Common Stock issuable pursuant to then outstanding Awards, and the option price of outstanding stock options and any related Stock Appreciation Rights shall be appropriately adjusted by the Committee. If Ferro makes an extraordinary distribution in respect of Common Stock or effects a pro rata repurchase of Common Stock, the Committee may consider the economic impact of the extraordinary distribution or pro rata repurchase on Participants and make such adjustments as it deems equitable under the circumstances. For purposes of this Section 7,
     (a) The term “extraordinary distribution” means a dividend or other distribution of (i) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all pro rata repurchases (for this purpose, including only that portion of the aggregate purchase price of such pro rata repurchases that is in excess of the fair market value of the Common Stock repurchased during such 12-month period), exceeds ten percent of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such extraordinary distribution, or (ii) any shares of capital stock of Ferro (other than  shares of Common Stock), other securities of Ferro, evidences of indebtedness of Ferro or any other person, or any other property (including shares of any subsidiary of Ferro), or any combination thereof; and
     (b) The term “pro rata repurchase” means a purchase of shares of Common Stock by Ferro or any of its subsidiaries or affiliates, pursuant to any tender offer or exchange offer subject to section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock other than a purchase of shares of Ferro made in an open market transaction.
The determinations of the Committee under this Section 7 shall be final and binding upon all Participants, in the absence of revision by the Board.
     8. Assignment and Transfer. No Award of a Stock Option or a related Stock Appreciation Right shall be transferable by a Participant or Director except by will or the laws of descent and distribution, and Stock Options and Stock Appreciation Rights may be exercised during a Participant’s or Director’s lifetime only by the Participant or Director or the Participant’s or Director’s guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, authorize the transfer of all or a portion of a Stock Option and related Stock Appreciation Right (other than an incentive stock option), so long as such transfer is made for no consideration, to:
     (a) A Participant’s or Director’s spouse, children, grandchildren, parents, siblings and other family members approved by the Committee (collectively, “Family Members”);
     (b) Trust(s) for the exclusive benefit of such Participant, Director, or Family Members; or
     (c) Partnerships or limited liability companies in which such Participant, Director, or Family Members are at all times the only partners or members.
Any transfer to or for the benefit of Family Members permitted under this Plan may be made subject to such conditions or limitations as the Committee may establish to ensure compliance under the Federal securities laws, or for other purposes. Subject to the terms of the Award, a transferee-Family Member may exercise a Stock Option and/or related Stock Appreciation Right during or after the Participant’s or Director’s lifetime.
     The rights and interests of a Participant or Director with respect to any Award made under this Plan other than Stock Options and related Stock Appreciation Rights may not be assigned, encumbered or transferred except, in the event of the death of a Participant or Director, by will or the laws of descent and distribution; provided, however, that the Board is specifically authorized to permit assignment, encumbrance, and transfer of any such other Award if and to the extent it, in its sole

Appendix A
discretion, determines that such assignment, encumbrance or transfer would not produce adverse consequences under tax or securities laws and such transfer is made for no consideration.
     9. Change of Control. Except as the Board may expressly provide otherwise, in the event of a Change of Control:
     (a) All Stock Options (including Director Stock Options) and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change of Control;
     (b) All restrictions and conditions with respect to all Awards of Restricted Shares then outstanding shall be deemed fully released or satisfied as of the date of the Change of Control, except as set forth in paragraph (d) below;
     (c) All previously established Performance Targets necessary to achieve 100% of a Participant’s specified award level for Performance Shares shall be deemed to have been met as of the date of the Change of Control; and
     (d) If the Change of Control occurs during a restriction period applicable to an Award of Restricted Shares or during a Performance Period applicable to a Performance Share Award, then Participants will be entitled to receive a prorata proportion of the Award that would have been distributed to them at the end of the applicable restriction period or Performance Period, based upon the portion of the applicable restriction period or Performance Period during which the Participant’s employment continued.
The value of all outstanding Awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to a Change of Control, be cashed out on the basis of the change of Control Price. Change of Control Price means the higher of (i) the closing price on the New York Stock Exchange for the Common Stock on the date of such Change of Control or (ii) the highest price per share of Common Stock actually paid in connection with such Change of Control.
     For purposes of this Section 9, the term “Change of Control” means a change of control of Ferro of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 6 (e) of Schedule 14A of Regulation 14A (or any successor provision) promulgated under the Exchange Act; provided that, without limitation, a Change of Control shall be deemed to have occurred at such time as (i) any “person” (within the meaning of section 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Ferro representing 50% or more of the combined voting power of Ferro’s then outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election, by Ferro’s shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period (iii) a merger or consolidation of Ferro occurs, other than a merger or consolidation that would result in Ferro’s shareholders holding securities that represent immediately after the merger or consolidation more than fifty percent (50%) of the voting securities of either Ferro or the other entity that survives such merger or consolidation (or the parent of such entity) or (iv) Ferro sells or otherwise disposes of all or substantially all of Ferro’s assets to an entity that is not controlled by Ferro or its shareholders; provided, however, that no Change of Control shall be deemed to occur solely as a result of the acquisition of any securities of Ferro by a trust exempt from tax under Section 501(a) of the Code that is formed for the purpose of providing retirement or other benefits to employees of Ferro, any subsidiary or any affiliate.
     10. Employee Rights Under this Plan. No employee or other person shall have any claim or right to be granted any Award under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving any employee any right to be retained in the employ of Ferro or any subsidiary or affiliate.
     11. Settlement by Subsidiaries and Affiliates. Settlement of Awards held by employees of subsidiaries or affiliates shall be made by and at the expense of such subsidiary or affiliate. Ferro either will sell or contribute, in its sole discretion, to the subsidiary or affiliate, the number of shares needed to

Appendix A
settle any Award that is granted under this Plan. In addition, with respect to Participants who are foreign nationals or employed outside the United States, or both, the Committee may cause Ferro or a subsidiary or affiliate to adopt such rules and regulations, policies, sub-plans or the like as may, in the judgment of the Committee, be necessary or advisable in order to effectuate the purposes of this Plan.
     12. Securities Law Issues. The Committee may require each Participant acquiring Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Common Stock without a view to distribution thereof. Any certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.
     All shares of Common Stock or other securities issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any certificates for such shares to make appropriate reference to such restrictions or to cause such restrictions to be noted in the records of the Company’s stock transfer agent and any applicable book entry system.
     13. Taxes. No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including unrestricted Common Stock previously owned by the Participant or Common Stock that is part of the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Section 16 Participant to settle such tax withholding obligation with Common Stock that is previously owned by the Participant or part of such Award shall be subject to prior approval by the Committee, in its sole discretion which may be granted in the applicable Award Agreement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and Affiliates to the extent permitted by law shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
     14. Amendment or Termination. Ferro reserves the right to amend, modify or terminate this Plan at any time and, by action of the Committee and, if such amendment, modification or termination impairs the rights of a Participant, with the consent of such Participant, to amend, modify or terminate any outstanding Award Agreement, except to the extent that shareholder approval is required pursuant to any applicable law, regulation or rule, including any rule relating to the listing on a national securities exchange of Ferro Common Stock, and except with respect to any adjustment or amendment affecting the value of a Stock Option or Stock Appreciation Right not permitted under paragraph 4(a) or 4(b) above. Subject to the above provisions, the Committee shall have all necessary authority to amend this Plan, clarify any provision or take into account changes in applicable securities and tax laws or accounting rules in administering this Plan.
     15. Effective Date and Term of Plan. This Plan is adopted by the Board as of September 28, 2006, subject to subsequent approval by Ferro shareholders. No Awards shall be made under this Plan after December 31, 2016, provided that any Awards outstanding on such date shall not be affected and shall continue in accordance with their terms.

Appendix B
AMENDMENT TO
CODE OF REGULATIONS
ARTICLE I, SECTION 3
     The current text of Section 3 of Article I of the Company’s Code of Regulations reads as follows:
     Section 3. Notice of Meetings. A written or printed notice of every annual or special meeting of the shareholders, stating the time and place and the purposes thereof, shall be given to each shareholder entitled to notice as provided by law, which notice may be served upon a shareholder in person or may be mailed to his last address appearing on the books of the Corporation, at least ten days before any such meeting.
     If the amendment proposed in Item Three of this proxy statement is adopted, then Section 3 of Article I would be amended to read in its entirety as follows:
     Section 3. Notices of Meetings. Written notice of each annual or special meeting stating the time, place, and the purposes thereof, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given by personal delivery, by mail, by overnight delivery service or by any other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to vote at or entitled to notice of the meeting, not less than seven or more than sixty days before any such meeting. If mailed or sent by overnight delivery service, such notice shall be directed to the shareholder at his address as the same appears upon the records of the Corporation. If sent by any other means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations.

Appendix C
GUIDELINES FOR
DETERMINING DIRECTOR INDEPENDENCE
A.	Generally
1.	The Board recognizes the unique and vital role independent Directors play in the proper governance of the Corporation.

2.	Accordingly, the Board has adopted these Guidelines to assist in its evaluation of and determination as to the independence of members of the Board.
B.	Guidelines

Absent clear and compelling evidence to the contrary, the Board will generally be guided by the following:
1.	No Director who is employed, or has within the past ten years been employed, by the Corporation will be deemed to be independent.

2.	No Director whose immediate family member is employed, or has within the past ten years been employed, by the Corporation as an executive officer will be deemed to be independent.

3.	No Director who has received $100,000 per year or more in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), from the Corporation within the past five years will be deemed to be independent.

4.	No Director whose immediate family member has received $100,000 per year or more in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), from the Corporation within the past five years will be deemed to be independent.

5.	No Director who is affiliated with or employed by, or has within the past five years been affiliated with or employed by, the Corporation’s external auditors or has been an internal auditor of the Corporation will be deemed to be independent.

6.	No Director whose immediate family member is affiliated with or employed in a professional capacity by, or has within the past five years been affiliated with or employed in a professional capacity by, the Corporation’s external auditors or has been an internal auditor of the Corporation will be deemed to be independent.

7.	No Director who is employed, or has within the past five years been employed, as an executive officer of a company on which an executive officer of the Corporation then served as a member of such company’s compensation committee will be deemed to be independent.

8.	No Director whose immediate family member is employed, or has within the past five years been employed, as an executive officer of a company on which an executive officer of the Corporation then served as a member of such company’s compensation committee will be deemed to be independent.

9.	No Director who is an executive officer or an employee of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be deemed independent until three years after falling below such threshold.

Appendix C
10.	No Director whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be deemed independent until three years after falling below such threshold.

11.	No Director who, or whose immediate family member, has any other professional, personal, family or other relationship that, in the judgment of the Board, will or might affect adversely the independent exercise of the Director’s business judgment for the benefit of the Corporation will be deemed to be independent.
C.	Due Diligence Process
1.	Annually, each Director will be requested to respond to a questionnaire that elicits information concerning the Director’s –
a.	Principal employment, professional affiliations and directorships,

b.	Other financial, business, family or professional interests that are or might be deemed to be a material conflicting interest, and

c.	Other personal interests or relationships that will or might affect adversely the independent exercise of the Director’s business judgment for the benefit of the Corporation.
2.	Based on the responses received to such questionnaires and such other due diligence as that Committee deems appropriate, annually the Governance, Nomination & Compensation Committee will review and report to the Board all relationships that are or could be deemed to constitute a material conflicting relationship or that otherwise renders a Director as not independent.

3.	Based on the report of the Governance, Nomination & Compensation Committee and such other due diligence as the Board deems appropriate, annually the Board will determine (in each case with the recusal of the affected Director) whether each Director is or is not independent.

4.	Notwithstanding such due diligence by the Corporation, it remains a Director’s personal responsibility to advise the chair of the Governance, Nomination & Compensation committee on a timely basis if and when circumstances arise that could affect the Board’s annual determination of that Director’s independence.
D.	Definitions
1.	As used in these Guidelines, the term “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

2.	When applying these Guidelines to past periods, however, the Board may choose to disregard individuals who are no longer immediate family members (as defined above) due to legal separation or divorce, or those who have died or become incapacitated.

3.	In addition, references above to “company” are intended to include any parent or subsidiary in a consolidated group with a particular company.

FERRO CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-5300.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on November 3, 2006 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.
If you vote by mail, the proxy card below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on November 3, 2006
The undersigned shareholder of Ferro Corporation hereby appoints James C. Bays, Rhonda S. Ferguson and Suzanne K. Hanselman, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2006 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Signature

Signature if held jointly

Date:	, 2006

NOTICE: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15253, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

Ferro Corporation	Proxy
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposals 1, 2 and 3.
THE BOARD OF DIRECTORS RECOMMEND VOTES BE CAST FOR PROPOSALS 1, 2 AND 3.
1.	ELECTION OF DIRECTORS

Nominees for terms expiring in 2009:

(1) Jennie S. Hwang, Ph.D. (2) James F. Kirsch (3) William J. Sharp

☐	FOR all nominees listed above (except as listed to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	Approval of the 2006 Long-Term Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Approval of the amendment to Ferro Corporation’s Code of Regulations.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE